Exhibit 10.1

Execution Version

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,

MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND

(II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE

OR CONFIDENTIAL.

ASSET PURCHASE AGREEMENT

by and between

TRAVERE THERAPEUTICS, INC.

and

MIRUM PHARMACEUTICALS, INC.

dated as of July 16, 2023

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(continued)

-ii-

(continued)

-iii-

(continued)

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(continued)

Page

EXHIBITS

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit C	Form of Assignment of Intellectual Property

SCHEDULES

Schedule 1.1(a)	-	Products
Schedule 1.1(b)	-	Product IP
Schedule 1.1(c)	-	Generic Products
Schedule 1.1(d)	-	Required LOIs
Schedule 2.1(b)	-	Specified Authorizations
Schedule 2.1(c)	-	Specified Contracts
Schedule 2.1(e)	-	Specified Rights
Schedule 2.2(b)	-	Excluded Portions of Specified Contracts
Schedule 2.2(i)	-	Excluded Assets
Schedule 2.4	-	Excluded Liabilities
Schedule 2.5	-	Prepaid Amounts
Schedule 2.6(b)	-	Retained Assets (Transition Services Agreement)
Schedule 2.8(a)	-	Illustrative Milestone Payments
Schedule 5.6(g)	-	Illustrative Required Financial Statements Deliverables
Schedule 6.2	-	Purchase Price Allocation Principles

ANNEXES

Annex A – Specified Business Employees

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is being entered into as of July 16, 2023, by and between TRAVERE THERAPEUTICS, INC., a Delaware corporation (“Seller”) and MIRUM PHARMACEUTICALS, INC., a Delaware corporation (“Purchaser”). Purchaser and Seller may be referred to in this Agreement as, each, a “Party” and collectively, the “Parties”.

RECITAL

The Parties wish to provide for the purchase by Purchaser of certain assets from Seller and the Specified Affiliates and the assumption by Purchaser of certain liabilities from Seller and the Specified Affiliates, and to provide for certain related transactions, on the terms and subject to the conditions and other provisions set forth in this Agreement and in the Ancillary Agreements.

THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

AGREEMENT

1.	DEFINITIONS

1.1    Defined Terms. For purposes of this Agreement:

“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Seller or any of its Affiliates arising from sales of a Product by or on behalf of Seller or its Affiliates prior to the Closing Date.

“Acquiring Parties” has the meaning provided in Section 5.16(b).

“Acquisition Target” has the meaning provided in Section 5.17(a).

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Entity, or any other arbitration, mediation or similar proceeding.

“Adjustment Amount” has the meaning provided in Section 2.5(c).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control,” including the terms “controlled,” “controlled by” and “under common control with,” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

“Ancillary Agreements” means the Assignment of Intellectual Property, the Bill of Sale and Assignment and Assumption Agreement, the Transition Services Agreement and the Pharmacovigilance Agreement.

“Allocation Objection Notice” has the meaning provided in Section 6.2.

“Annual Net Sales” means, with respect to any applicable calendar year, the total Net Sales of all Products sold by Purchaser, its Affiliates and any of their respective or joint (sub)licensees in such calendar year.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, state antitrust Laws and all other applicable Laws (including non-U.S. Laws) issued by a Governmental Entity that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Arbitral Tribunal” has the meaning provided in Section 10.8(b).

“Assumed Liabilities” has the meaning provided in Section 2.3.

“Authorizations” means Governmental Authorizations and Non-Governmental Authorizations.

“Benefit Arrangement” means any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Seller or under which Seller may incur any liability and (iii) covers Specified Business Employees.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in San Diego, California, or Foster City, California.

“Claim Notice” has the meaning provided in Section 8.1(b).

“Clinical Data” means data resulting from any pre-clinical study or clinical trial of a Product conducted by or on behalf of Seller or any of its Affiliates, together with the applicable protocol for each such trial, as well as all associated site-related documentation, investigator brochures, institutional review board correspondence, and data monitoring committee minutes and documentation; solely to the extent, in each case, in the possession, or on behalf, of or controlled by Seller at the Closing Date.

“Closing” has the meaning provided in Section 2.7.

“Closing Date” has the meaning provided in Section 2.7.

“Closing Payment” means $210,000,000.

“Closing Statement” has the meaning provided in Section 2.5(b).

“CMO Contract” has the meaning provided in Section 3.12(a)(xii).

“Code” means the Internal Revenue Code of 1986.

“Commercialization” means the conduct of all activities undertaken in preparation for and following Regulatory Approval relating to the promotion, sales (including receiving, accepting, and filling product orders), marketing, and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering) of a product, including sales force detailing, advertising, market research, market access (including price and reimbursement activities) and sales force training.

“Commercialization Discontinuation” has the meaning provided in Section 2.8(c).

“Commercially Reasonable Efforts” means, [*]

“Competing Business” has the meaning provided in Section 5.16(a)(i).

“Confidential Information” has the meaning provided in Section 5.5(b)(iii).

“Confidentiality Agreement” means the Confidentiality Agreement between Seller and Purchaser dated as of December 2, 2022.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” means any legally binding written or oral contract or agreement to which the Person referred to is a party or by which any of its assets are bound.

“Control” or “Controlled” means with respect to any Intellectual Property, possession by a Person of the ability (whether by ownership, license or otherwise) to transfer ownership of, to grant access to, to grant use of, or to grant a license or a sublicense of or under, such Intellectual Property without violating the terms of any agreement or other arrangement with any Third Party.

“Controlling Party” has the meaning provided in Section 8.3(c).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Entity or public health agency in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act, 2020, the Consolidated Appropriations Act, 2021 and all Occupational Safety and Health Administration and the Centers for Disease Control and Prevention guidelines and requirements, such as social distancing, cleaning, and other similar or related measures.

“CTX” means cerebrotendinous xanthomatosis.

“CTX Approval” has the meaning provided in Section 2.8(b).

“De Minimis Amount” has the meaning provided in Section 8.4(a).

“DEA” means the U.S. Drug Enforcement Administration, or any successor agency thereto in the U.S.

“Development” means pre-clinical and clinical drug development activities, including clinical trials, relating to the development of pharmaceutical compounds and submission of information to a Regulatory Authority for the purpose of obtaining Regulatory Approval of a product, and activities to develop manufacturing capabilities for a product. “Development” includes, but is not limited to, optimization and pre-clinical activities, pharmacology studies, toxicology studies, formulation, manufacturing process development and scale-up (including bulk compound production), quality assurance and quality control, technical support, pharmacokinetic studies, clinical trials and regulatory affairs activities.

“Direct Claim” has the meaning provided in Section 8.3(d).

“Disclosing Party” has the meaning provided in Section 5.5(b)(iii).

“Disclosure Schedules” has the meaning provided in Section 3.

“Discontinuation Notice” has the meaning provided in Section 2.8(c).

“Discontinuation Notice Period” has the meaning provided in Section 2.8(c).

“Dispute Auditor” has the meaning provided in Section 2.5(b).

“Dispute Notice” has the meaning provided in Section 2.5(b).

“Disputes” has the meaning provided in Section 10.8(a).

“DOJ” means the U.S. Department of Justice.

“Domain Names” means domain names, uniform resource locators, and applications or registrations for the foregoing.

“Employee Plans” means each Benefit Arrangement, Multiemployer Plans, Pension Plan and Welfare Plan in effect immediately prior to the Closing Date that covers Specified Business Employees.

“Encumbrance” means any charge, claim, mortgage, lien, pledge, security interest, easement, encroachment, right of first refusal or similar restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, transfer, receipt of income or exercise of any other attribute of ownership.

“End Date” has the meaning provided in Section 9.1(d).

“Equity Interests” means (a) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (b) any convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“Estimated Prepaid Amounts” has the meaning provided in Section 2.5(a).

“Excluded Assets” has the meaning provided in Section 2.2.

“Excluded Liabilities” has the meaning provided in Section 2.4.

“Excluded Payroll Obligations” means, collectively and without duplication, (a) the amount of unpaid bonuses payable to the Specified Business Employees as of the Closing under either applicable Law or pursuant to the terms of any Employee Plan, together with the employer portion of any payroll Taxes thereon, and (b) the accrued vacation, sick time and paid time off payable to the Specified Business Employees as of the Closing under applicable Law or pursuant to the terms of any Employee Plan, together with the employer portion of any payroll Taxes thereon.

“Expiration Date” has the meaning provided in Section 8.1(a).

“Exploit” means develop, make, have made, manufacture, have manufactured, use, sell, have sold, offer for sale, import, market, promote, distribute, and commercialize.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto in the U.S.

“FDCA” has the meaning provided in Section 3.9(a).

“Final Allocation Schedule” has the meaning provided in Section 6.2.

“Final Offer” has the meaning provided in Section 5.17(c).

“Financial Statements” means Seller’s (a) audited financial statements (balance sheet, statement of operations and statement of cash flows) for the fiscal year ended December 31, 2022, and (b) consolidated unaudited financial statements (balance sheet, statement of operations and statement of cash flows) for the three-month period ended March 31, 2023.

“Fraud” means intentional common law fraud with respect to the representations and warranties made under this Agreement (and not constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence).

“Fundamental Representations” has the meaning provided in Section 8.1(a).

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“General Cap” has the meaning provided in Section 8.4(a).

“General Deductible” has the meaning provided in Section 8.4(a).

“Generic Product” means, (a) a third-party product (i) containing the same active ingredient as that contained in a Product and that is approved by the FDA (whether approved under an NDA, an ANDA, or other applicable abbreviated or expedited approval process) for the same indication as such Product, and (ii) where the FDA has determined that such third-party product is bioequivalent to such Product, (b) a third-party product approved by the FDA, for the same indication as such Product, based upon or in reliance upon safety and efficacy data contained in an NDA held by, Purchaser, or its licensee or sublicensee (or any of their respective Affiliates), in each case (a) and (b), where the active ingredient for such third party product was not purchased from Purchaser, or its licensee or sublicensee (or any of their respective Affiliates), or (c) any third-party product described on Schedule 1.1(c).

“Governing Documents” means Seller’s Certificate of Incorporation and Bylaws, in each case, as amended from time to time.

“Governmental Authorizations” means all licenses, permits, certificates and other authorizations, consents, waivers and approvals issued by or obtained from a Governmental Entity.

“Governmental Entity” means any federal, state, provincial, local, foreign or supranational (a) government; (b) court of competent jurisdiction; (c) governmental official agency, arbitrator, authority or instrumentality; (d) department, commission, board or bureau, including the United States Department of Health and Human Services (“HHS”); or (e) regulatory body, including the FDA and the DEA.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Immediate Family” means, with respect to any specified Person, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Inbound Licenses” has the meaning provided in Section 3.8(d).

“Indemnified Party” has the meaning provided in Section 8.3(a).

“Indemnifying Party” has the meaning provided in Section 8.3(a).

“Information Privacy and Security Laws” means all Laws to the extent applicable to the Specified Business or any of the Purchased Assets governing the privacy, data protection, or security of Personal Data, including, where applicable: (a) state data privacy and breach notification laws, (b) state social security number protection laws, (c) Laws governing requirements for website and mobile application privacy policies and practices, data or web scraping, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and e-mail marketing), (d) the national laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC) (as amended by Directive 2009/136), (e) the California Consumer Privacy Act of 2018, (f) the General Data Protection Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of Personal Data and on the free movement of such data (the “GDPR”), (g) the Federal Trade Commission Act, (h) the Gramm Leach Bliley Act, (i) the Fair Credit Reporting Act, (j) the Fair and Accurate Credit Transaction Act, (k) the CAN-SPAM Act, (l) the Telephone Consumer Protection Act, (m) state consumer protection laws, and (n) the Payment Card Industry Data Security Standard.

“Intellectual Property” means (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications and patent disclosures, together with any reissuances, provisionals, divisionals, substitutions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, and any similar or equivalent statutory rights with respect to the protection of inventions; (b) Trademarks; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) copies and tangible embodiments and expressions (in whatever form or medium), all improvements and modifications and derivative works of any of the foregoing; (f) trade secrets, including know-how, ideas, inventions, methods, formulae, models, methodologies, processes, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any copyrights or patents that may cover or protect any of the foregoing (“Know-How”); (g) all other proprietary or intellectual property rights of any kind or nature; and (h) all rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Inventory” means all inventory of or for the Products, wherever located, including all quantities of active pharmaceutical ingredient, drug substance or drug product, finished goods, product samples, work in process, raw materials, packaging, clinical supplies used in the production of finished goods, and any retains, samples and references standards (including for impurities), in each case, as of the Closing Date, except to the extent included in the Excluded Assets.

“IRS” has the meaning provided in Section 3.20(a).

“JAMS” means the Expedited Arbitration Procedures of Judicial Arbitration & Mediation Service, Inc.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or Order of any Governmental Entity.

“Legal Proceeding” means any judicial, administrative or arbitral action, claim, litigation, charge, complaint, suit or other proceeding (public or private), whether at law or equity, by or before a Governmental Entity or arbitrator, including any administrative hearing or investigation.

“Liabilities” means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under applicable Law or any Legal Proceeding or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“Losses” means losses and damages, excluding, except to the extent actually paid to a Third Party, consequential, incidental, special and punitive damages; provided, however, that for purposes of computing the amount of Losses incurred by any Person, there will be deducted an amount equal to the sum of the amounts of any insurance proceeds, indemnification payments from third parties, contribution payments and reimbursements actually received by such Person or any of such Person’s Affiliates in connection with such Losses or the circumstances giving rise thereto.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the Purchased Assets taken as a whole; provided, however, that, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting directly or indirectly from (and such changes shall not be taken into account when determining whether a Material Adverse Effect has occurred):

(1)    any change in the market price or trading volume of Seller’s stock;

(2)    any change arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency;

(3)    changes generally affecting the biotechnology industry, or the economy or the financial or securities markets, in the U.S. or any jurisdiction in which Seller has substantial business operations, or any general shutdown of the U.S. government or country in which Seller has substantial business operations;

(4)    the outbreak of war or acts of terrorism, national or international calamity or any other similar event;

(5)    any changes in, any required compliance with or required action taken for the purpose of complying with any Law, GAAP or other applicable accounting standards or the interpretations thereof;

(6)    acts of God or other calamities (including wildfires), epidemic or pandemic, including COVID-19, disease outbreak or other public health-related event, hurricane, tornado, flood, earthquake, tsunamis, tornadoes, mudslides, fires or other natural disaster or other force majeure event, or the escalation or worsening thereof, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence or threatened occurrence of any military or terrorist attack;

(7)    the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics;

(8)    any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates;

(9)    the bankruptcy, insolvency or other financial distress of any manufacturer, distributor, supplier or collaboration partner;

(10)    the announcement, execution, delivery or pendency of this Agreement and the transactions contemplated hereby; or

(11)    any breach by Purchaser of any provision of this Agreement;

provided, however, that, with respect to clauses (2), (3), (4), (5), (6), and (8) hereof, the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to Seller and its Affiliates, taken as a whole, as compared to other similarly situated companies.

“Material Contracts” has the meaning provided in Section 3.12(a).

“Milestone Diligence Period” has the meaning provided in Section 2.8(b).

“Milestone Event” has the meaning provided in Section 2.8(a).

“Milestone Notice” has the meaning provided in Section 2.8(d).

“Milestone Obligor” means (a) Purchaser or any of its subsidiaries or Affiliates, or (b) any (sub)licensee, assignee, or any other Person who has acquired, through license or otherwise, applicable Product IP from any of the Persons set forth in clause (a) and assumed responsibility or been delegated responsibility or granted rights under the Product IP for the Development or Commercialization of any Product, but excluding any contract manufacturer of a Product or other contractor, or other service provider that is providing services ancillary to Development or Commercialization of Products on behalf of Purchaser or any of its subsidiaries or Affiliates.

“Milestone Payment” has the meaning provided in Section 2.8(a).

“Mingled Books and Records” has the meaning provided in Section 2.1(l).

“Mingled Marketing Materials” has the meaning provided in Section 2.1(i).

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, (i) that Seller maintains, administers, contributes to or is required to contribute to, or under which Seller may incur any liability and (ii) that covers Specified Business Employees.

“Negotiation Period” has the meaning provided in Section 2.8(c).

“Net Sales” means, for any period of determination, the gross amounts invoiced by Purchaser, its Affiliates or any other Milestone Obligor, and their respective or joint (sub)licensees for sales of Products, less the following deductions to such gross amounts to the extent actually allowed and taken:

(a)    (i) customary cash, trade or quantity discounts, (ii) charge-back payments, (iii) payments with respect to patient assistance programs such as deductible co-payments or reduced price products (but excluding charitable donations), and (iv) rebates actually granted to trade customers, retail pharmacy chains, wholesalers, managed health care organizations, pharmaceutical benefit managers, insurers, group purchasing organizations, and national, state, or local governments;

(b)    (i) credit, rebates or allowances actually allowed upon prompt payment or on account of claims, damaged goods, rejections or returns of Products, including in connection with recalls, (ii) the actual amount of any write-offs for bad debt (provided that, (x) such write-offs shall not exceed three percent of Net Sales and (y) any amount subsequently recovered will be treated as Net Sales) and [*]

(c)    freight, postage, shipping, transportation and insurance charges, in each case to the extent separately included in the invoice to the buyer and actually allowed or paid for delivery of Products; and

(d)    taxes (other than income taxes), duties, tariffs, mandated contributions or other governmental charges levied on the sale of Products to Third Parties, including value added, excise, transfer, and sales taxes on such sales, to the extent separately included in the invoice to the buyer and actually paid by the selling party.

Net Sales shall be calculated in conformance with GAAP, consistently applied. Sales of Products among Purchaser, its Affiliates or any other Milestone Obligor, and their respective or joint (sub)licensees, which are subsequently resold or to be resold to a Person other than Purchaser, its Affiliates and their respective or joint (sub)licensees will not be deemed a sale within the meaning of this definition, but in such cases Net Sales will accrue and be calculated on any subsequent sale or other transfer to a Person other than Purchaser, its Affiliates or any other Milestone Obligor, and their respective or joint (sub)licensees. Net Sales shall not include Products provided free of charge for use in clinical trials of Products, or distributed at no charge to patients under early access, compassionate use or named patient programs.

“Net Sales Report” has the meaning provided in Section 2.8(d)(ii).

“Non-Controlling Party” has the meaning provided in Section 8.3(c).

“Non-Governmental Authorizations” means all licenses, permits, certificates and other authorizations, consents, waivers, and approvals other than Governmental Authorizations.

“Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by a Governmental Entity.

“Outbound Licenses” has the meaning provided in Section 3.8(c).

“Owned Product IP” has the meaning provided in Section 3.8(a).

“Packaging Contract” has the meaning provided in Section 3.12(a)(xi).

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (i) that Seller maintains, administers, contributes to or is required to contribute to, or under which Seller may incur any liability and (ii) that covers Specified Business Employees.

“Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, exemptions, registrations or other authorizations issued to, or required to be obtained or maintained by, Seller by a Governmental Entity exclusively with respect to the conduct or operation of the Specified Business as currently conducted or the ownership or use of the Purchased Assets, and all pending applications therefor and amendments, modifications and renewals thereof.

“Permitted Encumbrances” means: (a) statutory or common law liens for Taxes that are not yet delinquent or liens for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (c) licenses or sublicenses granted to others on a non-exclusive basis in the ordinary course of business; and (d) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they related in the conduct of the Specified Business as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Entity, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Data” means information Processed by or on behalf of any of Seller or its Affiliates that constitutes “personal information,” “personal data,” or other analogous term as defined under applicable Information Privacy and Security Laws.

“Pharmacovigilance Agreement” means a pharmacovigilance agreement to be entered into by and between Seller and Purchaser at Closing, in form and substance reasonably acceptable to each of Seller and Purchaser.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such period through the end of the Closing Date.

“Pre-Existing Competing Business” has the meaning provided in Section 5.16(b).

“Prepaid Amounts” has the meaning provided in Section 2.5(a).

“Process” or “Processing” means the collection, access, disclosure, storage, transfer, or use of Personal Data.

“Product IP” means all Product Know-How, any and all other Intellectual Property (excluding Know-How) in or to the Products or that is primarily used or held for use in the Specified Business and that is Controlled by Seller at the Closing Date, including the Domain Names and Trademarks set forth on Schedule 1.1(b).

“Product Know-How” means Know-How that is: (a) Controlled by Seller at the Closing Date; and (b) primarily directed to the Development, manufacture (including synthesis, formulation, finishing or packaging), use, offer for sale, sale, export or import of the Products, or otherwise primarily used or held for use in the Specified Business, but excluding, in any event, any Know-How that is an Excluded Asset.

“Products” means the products set forth on Schedule 1.1(a).

“Proposed Allocation Schedule” has the meaning provided in Section 6.2.

“Purchase Price” means the Closing Payment, plus the aggregate value of the Milestone Payments (if any) paid to Seller.

“Purchased Assets” has the meaning provided in Section 2.1.

“Purchaser 401(k) Plan” has the meaning provided in Section 5.14(f).

“Purchaser Business” has the meaning provided in Section 2.8(c).

“Purchaser Change of Control” means: (a) the merger or consolidation of Purchaser (or its ultimate parent) with any Third Party, unless upon completion of the merger or consolidation the Persons who were owners of Purchaser (or its ultimate parent) immediately prior to such merger or consolidation will have more than 50% of the voting control (including, without limitation, the right to appoint or elect more than 50% of the governing body) of the surviving entity of such merger or consolidation; (b) the sale or transfer, directly or indirectly, of 50% or more ownership interests of Purchaser (or its ultimate parent) to one or more Third Parties, whether by one or more transfers within any 12 month period that results in a transfer of 50% or more of the voting control of Purchaser (or its ultimate parent); (c) the sale or transfer, directly or indirectly, of all or substantially all of the assets of Purchaser (individually or on a consolidated basis) to one or more Third Parties, whether by one or more transfers within any 6 month period that results in a transfer of all or substantially all of the assets of Purchaser (individually or on a consolidated basis); or (d) any ownership investment in Purchaser (or its ultimate parent) by a Third Party that gives the Third Party the power to elect 50% of the governing body of Purchaser.

“Purchaser Confidential Information” has the meaning provided in Section 5.5(b)(i).

“Purchaser Indemnified Party” or “Purchaser Indemnified Parties” has the meaning provided in Section 8.2(a).

“Purchaser Permitted Purpose” has the meaning provided in Section 5.5(b)(ii).

“Purchaser Welfare Plans” has the meaning provided in Section 5.14(d).

“Reasonable Inquiry” means, with respect to the individuals set forth in the definition of “Seller’s Knowledge,” a review by each such individual of his or her files and the inquiry by such individual of his or her direct reports; provided, that with respect to matters involving Intellectual Property, Reasonable Inquiry does not require that the individuals set forth in the definition of “Seller’s Knowledge” have conducted, obtain or have obtained any to freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, and no knowledge of any third-party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to such individuals or the direct reports of any of the foregoing; provided, further, that any such opinions or searches that have been conducted or obtained prior to the date of this Agreement will not be excluded from the definition “Seller’s Knowledge” as a result of this sentence.

“Receiving Party” has the meaning provided in Section 5.5(b)(iii).

“Required Financial Statements” has the meaning provided in Section 5.6(g).

“Required LOIs” means the Specified Contracts set forth on Schedule 1.1(d).

“Regulation S-X” has the meaning provided in Section 5.6(g).

“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority that are necessary to market and sell a particular Product in a particular jurisdiction.

“Regulatory Authority” means the FDA and any health regulatory authority in any country that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for a Product in such country, and any successor(s) thereto.

“Regulatory Diligence Period” has the meaning provided in Section 2.8(b).

“Regulatory Materials” means all regulatory applications, submissions, reports and approvals (including all INDs and NDAs, and foreign counterparts thereof, and all Regulatory Approvals) required for or related to the Development, manufacture or Commercialization of any Product, and all correspondence with Regulatory Authorities relating to any Product or any of the foregoing regulatory applications, submissions and approvals; and other material documentation submitted to or received from a Regulatory Authority relating to the pre-clinical and clinical studies, including but not limited to, meeting minutes and reports with respect to the Products; solely to the extent that, in each case, are in the possession of or controlled by, or held by or for, Seller at the Closing Date.

“Related Party” with respect to any specified Person, means: (i) any Affiliate of such specified Person; (ii) any Person who serves as a director or executive officer of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding voting equity or ownership interests of such specified Person.

“Related Party Exceptions” has the meaning provided in Section 3.17.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Return” means any return, declaration, report, statement, information statement, claim for refund and other document filed or required to be filed (or provided to a payee) with a Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Rights” means all claims, causes of action, rights of recovery and rights of set-off against any Person arising from or related to the Specified Business, the Purchased Assets or the Assumed Liabilities, including: (i) all rights under any Specified Contract, including all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; (ii) all rights under or in respect of any Product IP, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction; and (iii) all rights under all guarantees, warranties and indemnities arising from or related to the Specified Business, the Purchased Assets or the Assumed Liabilities.

“Sale of the Business” has the meaning provided in Section 2.8(c).

“Seller 401(k) Plan” has the meaning provided in Section 5.14(f).

“Seller Change of Control” has the meaning provided in Section 5.4.

“Seller Confidential Information” has the meaning provided in Section 5.5(b)(ii).

“Seller Indemnified Party” or “Seller Indemnified Parties” has the meaning provided in Section 8.2(b).

“Seller Permitted Purpose” has the meaning provided in Section 5.5(b)(i).

“Seller’s Knowledge” means, for any particular matter, the actual knowledge of [*]

“Specified Affiliate” means any Affiliate of Seller that owns or has any other rights to or under any Purchased Asset.

“Specified Authorizations” has the meaning provided in Section 2.1(b).

“Specified Books and Records” has the meaning provided in Section 2.1(l).

“Specified Business” means all of Seller and its Affiliates’ activities (including activities performed by any Third Party on behalf of Seller or its Affiliates) exclusively related to the Development, manufacture (including synthesis, formulation, finishing or packaging) and Commercialization of the Products as of the Closing Date.

“Specified Business Employee” means any current employee of Seller who is actively employed in the Specified Business as of the Closing Date and identified on Annex A.

“Specified Contracts” has the meaning provided in Section 2.1(c).

“Specified Marketing Materials” has the meaning provided in Section 2.1(i).

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or any other taxes of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Third Party” means any Person other than Purchaser, Seller and their respective Affiliates.

“Trademarks” means trademarks, trade names, corporate names, service marks, brand names, logos, trade dress, slogans, and other indicia of source or origin together with all translations, adaptations, derivations, and including all goodwill associated with the foregoing and all common-law rights thereto, as well as all applications, registrations and renewals in connection therewith.

“Transfer Taxes” has the meaning provided in Section 6.1.

“Transferred Information” has the meaning provided in Section 5.2(b).

“Transferring Employees” has the meaning provided in Section 5.14(b).

“Transition Services Agreement” means the transition services agreement by and between Seller and Purchaser, in substantially the form of Exhibit A.

“U.S.” means the United States of America.

“VDR” has the meaning provided in Section 1.2(e).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq.

“Welfare Plan” means any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, (i) that Seller or any of its subsidiaries maintains, administers, contributes to or is required to contribute to, or under which any such entity may incur any liability and (ii) that covers or has covered any Specified Business Employee.

“Willful and Material Breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching this Agreement was the conscious object of the act or failure to act.

1.2    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. For purposes of this Agreement, where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires.

(b)    As used in this Agreement, unless otherwise indicated, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation. As used in this Agreement, unless otherwise indicated, the words “hereof,” “herein” and “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, unless otherwise indicated, the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”). As used in this Agreement, unless otherwise indicated, the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and shall not simply mean “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(c)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(d)    Unless otherwise indicated, all references herein to the subsidiaries of a Person shall be deemed to include all direct and indirect subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e)    References to “made available” mean that such documents or information referenced: (i) were delivered or provided to Seller, Purchaser or their respective Representatives, as applicable, prior to the execution and delivery of this Agreement; (ii) were contained in Seller’s electronic data room maintained by Firmex (the “VDR”) by no later than 5:00 p.m. Pacific Time on the date prior to the execution and delivery of this Agreement; or (iii) were publicly available, without redactions, on the EDGAR website prior to the date of this Agreement.

(f)    References to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto) as of such date.

(g)    References in this Agreement to “ordinary course” or “ordinary course of business” mean the ordinary course of operations of Seller with respect to the Specified Business; provided, that any action taken, or omitted to be taken, and any adjustments and modifications thereto taken in response to or as a result of implementation of any COVID-19 Measure or to the extent reasonably necessary to protect the health and safety of Seller’s employees in respect of the conduct of the Specified Business in response to COVID-19 shall be deemed to be “ordinary course” and in the “ordinary course of business.”

(h)    References to “$” or “dollars” refer to United States dollars unless otherwise noted.

(i)    References to days refer to calendar days unless otherwise specified.

(j)    The table of contents and bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

2.	PURCHASE AND SALE

2.1    Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall (or Seller shall cause the Specified Affiliates to) sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Purchaser, and Purchaser shall purchase from Seller, all right, title and interest of Seller and its Affiliates as of the Closing in and to all of the assets that are primarily related to the Specified Business, and subject to Section 2.2, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances) (collectively, the “Purchased Assets”), including but not limited to:

(a)    all Product IP together with (i) any and all goodwill symbolized thereby and associated therewith and (ii) any and all rights to obtain renewals, reissues, reexaminations, supplemental examinations and certificates and extensions of registrations, exclusivities, or other legal protections directly related to Product IP;

(b)    all Regulatory Materials, including the applications set forth on Schedule 2.1(b) and all supplements thereto, in each case to the extent owned by Seller or the Specified Affiliates and transferable to Purchaser (the “Specified Authorizations”);

(c)    all rights of Seller and the Specified Affiliates as of the Closing Date in, to, and under the Contracts set forth on Schedule 2.1(c) (including any additional Contracts listed on Schedule 2.1(c) as updated by Seller and delivered to Purchaser at least four Business Days prior to the anticipated Closing Date) (the “Specified Contracts”) except, in the case of any Specified Contract, not such portion of the Specified Contract (or any statement of work or work order pursuant to such Specified Contract) to the extent relating to any products other than the Products and any business of Seller and its Affiliates other than the Specified Business (which excluded portion may, but is not required to, be identified in Schedule 2.1(c));

(d)    all Inventory;

(e)    all of the rights, interests and benefits accruing under all Permits and Governmental Authorizations primarily relating to the Products, and all pending applications therefor, including the rights set forth on Schedule 2.1(e);

(f)    all (i) research and development reports and disclosure memoranda in the possession of or controlled by Seller relating to the Products, including study reports, clinical trial related documents including consent forms, study contracts, site agreements, manuscripts and in process publications and (ii) worldwide safety reports with respect to any Products, in each case to the extent in the possession of Seller or any Affiliate; provided, in each case, that Seller may redact any information contained in the items set forth in clauses (i) and (ii) that is unrelated to the Products;

(g)    all claims of Seller and its Affiliates against third parties relating primarily to the Purchased Assets or Assumed Liabilities (other than claims, counterclaims, defenses, causes of action, rights of recovery, rights of set-off and rights of subrogation against any third parties relating to Excluded Assets or Excluded Liabilities);

(h)    all Tax records (including all Returns and supporting work papers) primarily related to the Purchased Assets or the Specified Business, other than income Tax records of any Seller or Specified Affiliate;

(i)    labeling, informational letters, sales training materials, trade show materials, advertising, marketing, sales, artwork and promotional materials, in each case that are currently in use and in the physical possession of or under the control of Seller and the Specified Affiliates as of the Closing Date and that are related primarily to the Specified Business and the promotion or sale of the Products (“Specified Marketing Materials”); provided, with respect to the Specified Marketing Materials that are included in documents which also include portions that are not related to the Specified Business or the Products (the “Mingled Marketing Materials”), Seller shall only be required to use commercially reasonable efforts to identify, extract and deliver the portions that relate to the Specified Business or the Products from the other portions of such Mingled Marketing Materials which do not relate to the Specified Business or the Products (it being understood that Seller may retain a copy of such Mingled Marketing Materials);

(j)    any prepaid fees payable to the FDA or other Governmental Entities with respect to the Products, including, for the avoidance of doubt, the Prepaid Amounts;

(k)    all employment records with respect to the Transferring Employees; provided, that such employment records shall be deemed not to include any records (x) that are subject to restrictions on transfer pursuant to applicable Law (including the Health Insurance Portability and Accountability Act of 1996) or with respect to which transfer would require any Authorization under applicable Law or (y) relating to performance ratings or assessments of employees of Seller or the Specified Affiliates; and

(l)    all (i) books, records, files and documentation relating primarily to the Specified Business or the Products and (ii) marketing plans, target lists and correspondence with and any reports submitted by Seller or the Specified Affiliates to any Governmental Entity that are primarily related to the Products, to the extent Seller or a Specified Affiliate normally retains such correspondence and reports in the ordinary course of its regulatory activities; in each case that are under the control of Seller or a Specified Affiliate as of the Closing Date and that are related primarily to the Specified Business or the Products (the items identified in clauses “(i)” and “(ii)”, the “Specified Books and Records” and, with respect to the Specified Books and Records that are included in documents which also include portions that are not related to the Specified Business or the Products, the “Mingled Books and Records”); provided, that the Specified Books and

Records shall be deemed not to include any books, records or other items (x) that are subject to restrictions on transfer pursuant to applicable Law (including the Health Insurance Portability and Accountability Act of 1996) or with respect to which transfer would require any Authorization under applicable Law or (y) relating to performance ratings or assessments of employees of Seller or the Specified Affiliates; provided further that (A) with respect to Mingled Books and Records that are included in documents which also include portions that are not related to the Specified Business or the Products, Seller shall only be required to use commercially reasonable efforts to identify, extract and deliver the portions that are material Mingled Books and Records from the other portions of such Mingled Books and Records which do not relate to the Specified Business or the Products (it being understood that Seller may retain a copy of such Mingled Books and Records) and (B) if requested by Purchaser, Seller shall use commercially reasonable efforts to obtain any necessary Governmental Authorizations required to transfer any books, records or other items subject to Governmental Authorization under applicable Law.

To the extent permitted by applicable Law, title to the Purchased Assets which are capable of passing by delivery shall pass by delivery at the Closing.

2.2    Excluded Assets. For the purposes of this Agreement, the “Excluded Assets” means any asset of Seller or its Affiliates other than the Purchased Assets, including:

(a)    all Contracts other than the Specified Contracts;

(b)    in the case of any Specified Contract, such portion of the Specified Contract (or any statement of work or work order pursuant to such Specified Contract) to the extent relating to any products other than the Products and any business of Seller and its Affiliates other than the Specified Business (which may but is not required to be identified in Schedule 2.2(b));

(c)    all rights of Seller and its Affiliates, as applicable, under this Agreement and the Ancillary Agreements;

(d)    any cash or cash equivalents or Accounts Receivable (including cash and Accounts Receivable relating to any Product sold prior to the Closing);

(e)    any Tax records of Seller or its Affiliates (including all Returns) not exclusively related to the Purchased Assets or the Specified Business;

(f)    all rights of Seller or its Affiliates to any refunds, or rights or claims to refunds, of Taxes, Tax deposits, Tax credits or other Tax assets attributable to a Tax payment made prior to the Closing Date or other Tax-related action taken by Seller or any Affiliate of Seller with respect to any Tax that is an Excluded Liability;

(g)    any wholesale licenses, DEA registrations or other Governmental Authorizations required for the manufacture, marketing, sale, import, export or distribution of any commercial pharmaceutical products and that are not exclusively related to the Products;

(h)    insurance policies or the right to make claims under any insurance policy;

(i)    all leasehold interests and, other than the Inventory, all biological or chemical materials, machinery, equipment, furniture, furnishings, fixtures, automobiles, office, telecommunications, network, and information technology equipment, computers, notebooks and software or software as a service and other tangible property; and

(j)    any asset identified on Schedule 2.2(j).

The Excluded Assets shall be excluded from the sale, assignment, transfer, conveyance and delivery to Purchaser hereunder, and Seller and its Affiliates shall retain all right, title and interest in, to and under, the Excluded Assets. To the extent this Section 2.2 conflicts with any other provision of this Agreement, the provisions of this Section 2.2 will control.

2.3    Assumed Liabilities. Subject to the terms and conditions set forth herein, effective at the Closing, Purchaser hereby assumes and agrees to pay, perform and discharge: (a) all Liabilities of Seller under the Specified Contracts (including all royalty and milestone payments accrued on or after the Closing under (x) [*], but only to the extent such Liabilities (i) relate to the ownership of or conduct relating to the Purchased Assets or the Products on or following the Closing Date or (ii) arise or are incurred on or following the Closing Date; (b) all Liabilities relating to the Purchased Assets or the Products, but only to the extent such Liabilities (i) relate to the ownership of or conduct relating to the Purchased Assets or the Products on or following the Closing Date or (ii) arise or are incurred on or following the Closing Date, including (A) all post-marketing approval studies, commitments and regulatory requirements of the FDA or any other Governmental Entity, (B) except as otherwise provided in the Pharmacovigilance Agreement, all pharmacovigilance activities for the Products and (C) all conduct of Purchaser or its Affiliates after the Closing (regardless of whether relating to the continuation of any arrangements initiated by or on behalf of Seller prior to the Closing); (c) Purchaser’s portion of Transfer Taxes under Section 6.1; (d) any Taxes imposed with respect to, arising out of or relating to the Specified Business or the Purchased Assets for any Post-Closing Tax Period; (e) all Liabilities related to employment or service of the Transferring Employees with Purchaser or any Affiliate of Purchaser to the extent arising at any time following the Closing, including (i) salary, employee benefits and incentive compensation incurred, and any paid time off accruing, at any time following the Closing, and (ii) any obligations for severance, retention payments and benefits, and similar payments and benefits to the extent arising following the Closing (which, for the avoidance of doubt, shall not include the Excluded Payroll Obligations); (f) all retention and similar payments owed to the Transferring Employees, incurred as a result of or following the transactions contemplated hereby (whether alone or in connection with concurrent or subsequent events); (g) any employment, service, compensation or benefit arrangements implemented by, or at the request or direction of, Purchaser or any of Purchaser’s Affiliates at any time whether prior to, as of, or following the Closing (including any offer of employment or engagement with Purchaser or any Affiliate of Purchaser made prior to the Closing pursuant to this Agreement or otherwise); (h) the employer portion of any payroll, social security, employment, unemployment or similar Taxes arising from or incurred or accrued with respect to any amounts described in this Section 2.3; (i)

[*]; and (j) with respect to any Action alleging unlawful conduct with respect to the Specified Business, Purchased Assets or Products that occurred exclusively following Closing, the full liability for such Action, or where such unlawful conduct is alleged to have occurred both in the period prior to Closing and the period following Closing, the liability for such Action in proportion to Purchaser and its Affiliates’ relative unlawful conduct (based on the respective time periods of such conduct and associated liabilities) ((a) through (j) collectively, the “Assumed Liabilities”); provided that, the Assumed Liabilities shall not include any liabilities set forth on Schedule 2.4.

2.4    Excluded Liabilities. The Parties acknowledge that Purchaser will not assume any liabilities of Seller or the Specified Affiliates other than the Assumed Liabilities, and that Seller or the Specified Affiliates, as applicable, will remain responsible for all liabilities of Seller or the Specified Affiliates, as applicable, other than the Assumed Liabilities, including (a) any Taxes imposed with respect to, arising out of or relating to the Specified Business or the Purchased Assets for any Pre-Closing Tax Period (as determined in the manner set forth in Section 6.4 with respect to any Straddle Period), arising out of the transactions contemplated by this Agreement, or any other liabilities of Seller for Taxes (other than Purchaser’s portion of Transfer Taxes under Section 6.1); (b) any liabilities set forth on Schedule 2.4; and (c) with respect to any Action alleging unlawful conduct with respect to the Specified Business, Purchased Assets or Products that occurred exclusively prior to Closing, the full liability for such Action, or where such unlawful conduct is alleged to have occurred both in the period prior to Closing and the period following Closing, the liability for such Action in proportion to Seller and the Specified Affiliates’ relative unlawful conduct (based on the respective time periods of such conduct and associated liabilities) ((a) through (c) collectively, the “Excluded Liabilities”).

2.5    Prepaid Amounts.

(a)    The Parties acknowledge and agree that Seller has prepaid certain fees relating to periods after the Closing to the FDA or other Governmental Entities or Persons set forth on Schedule 2.5 with respect to the Products (the “Prepaid Amounts”), which estimated aggregate amount is equal to $[*] (the “Estimated Prepaid Amounts”). Purchaser shall reimburse Seller for the Estimated Prepaid Amounts at the Closing.

(b)    Prior to the Closing, Seller shall prepare and deliver to Purchaser an invoice and written schedule, prepared in accordance with GAAP (the “Closing Statement”) setting forth its calculation of the final Prepaid Amounts, together with all relevant supporting documentation. If Purchaser disagrees with the calculations in the Closing Statement, Purchaser shall notify Seller of such disagreement in writing (the “Dispute Notice”) within thirty 30 days after the Closing. The Dispute Notice must set forth in reasonable detail any Prepaid Amount on the Closing Statement which Purchaser reasonably believes is inaccurate and Purchaser’s determination of such amount. Any item or amount Purchaser does not dispute within such 30-day period shall be final, binding and conclusive for all purposes hereunder. In the event a Dispute Notice is timely provided, Purchaser and Seller shall use commercially reasonable efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations included in the Closing Statement that were disputed in the Dispute Notice. If, at the end of such period, Purchaser and Seller remain unable to resolve the dispute in its entirety, then the unresolved items and amounts thereof in dispute shall be submitted to a nationally recognized independent accounting firm, reasonably acceptable to Purchaser and Seller (the “Dispute Auditor”). The Dispute Auditor shall determine, based solely on the written presentations by Purchaser and Seller, and not by independent review, only those items and amounts that remain then in dispute as set forth in the Dispute Notice. Any further submissions to the Dispute Auditor must be in writing and delivered to each party to the dispute. In rendering its decision, the Dispute Auditor shall adhere to and be bound by the provisions of this Section 2.5(b). The Dispute Auditor’s determination shall be made within 30 days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to Purchaser and Seller. The Dispute Auditor shall allocate its fees and expenses between Purchaser and Seller according to the degree to which the positions of the respective parties are not accepted by the Dispute Auditor. Each of Purchaser and Seller shall, and shall cause their respective Affiliates and representatives to, cooperate in good faith with the Dispute Auditor, and shall give the Dispute Auditor access to all data and other information it reasonably requests for purposes of such resolution. In no event shall the decision of the Dispute Auditor assign a value to any item greater than the greatest value for such item claimed by either Purchaser or Seller or lesser than the smallest value for such item claimed by either Purchaser or Seller. Any determinations made by the Dispute Auditor pursuant to this Section 2.5(b) shall be final, non-appealable and binding on the parties hereto, absent manifest error or fraud.

(c)    “Adjustment Amount” shall mean the net amount, which may be positive or negative, equal to the amount of the Prepaid Amounts (as finally determined in accordance with Section 2.5(b)) minus the Estimated Prepaid Amounts. Within five Business Days after the final determination of the amount pursuant to Section 2.5(b), (i) if the Adjustment Amount is a positive number, then Purchaser shall pay to Seller the Adjustment Amount and (ii) if the Adjustment Amount is a negative number, Seller shall pay to Purchaser the absolute value of the Adjustment Amount.

2.6    Consents and Waivers; Further Assurances.

(a)    Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign any Purchased Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered or, if applicable, bifurcated without the consent or waiver of a Third Party or Governmental Entity unless and until such consent or waiver shall be given. Prior to the Closing, Seller and Purchaser shall use commercially reasonable efforts (but without the requirement of any payment by Purchaser, Seller or a Specified Affiliate) to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents and waivers necessary to convey to Purchaser all of the Purchased Assets. In the event any such consents or waivers are not obtained prior to the Closing Date, Seller shall continue for a period of 180 days following the Closing to use its commercially reasonable efforts to obtain the relevant consents or waivers. Seller will cooperate with Purchaser in any lawful and economically feasible arrangement to provide Purchaser with the benefit of the interest Seller had in the Purchased Asset, including performance by Seller, if economically feasible, as agent; provided, however, that Purchaser shall undertake to pay or satisfy the corresponding Liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor hereunder if such consents or waivers had been obtained. Thereafter, any unassigned Purchased Asset shall be deemed an Excluded Asset and Seller shall have no further obligation to Purchaser, and Purchaser shall have no recourse against Seller or any Seller Affiliate under this Agreement with respect to such Excluded Asset(s).

(b)    Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign any Purchased Asset that is required to be retained by Seller to perform Seller’s obligations under the Transition Services Agreement and set forth on Schedule 2.6(b). Following the conclusion of applicable services under the Transition Services Agreement, Seller shall transfer and assign any such Purchased Assets to Purchaser, subject in each case to Seller’s use of commercially reasonable efforts to obtain, and receipt of, any necessary third party Consents to effect such transfer and assignment (but without the requirement of any payment by Purchaser, Seller or a Specified Affiliate). During the term of the Transition Services Agreement, Seller will cooperate with Purchaser in any lawful and economically feasible arrangement to provide Purchaser with the benefit of the interest Seller or its Affiliate has in the Purchased Asset, including performance by Seller, if economically feasible, as agent; provided, however, that, solely with respect to any such Purchased Assets from which Purchaser will, pursuant to Seller’s performance of or upon the conclusion of the Transition Services Agreement, receive the benefits thereof, Purchaser shall undertake to pay or satisfy the corresponding Liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor hereunder if such Purchased Asset had been transferred and assigned. Thereafter, subject to Section 5.15, any unassigned Purchased Asset shall be deemed an Excluded Asset and Seller shall have no further obligation to Purchaser, and Purchaser shall have no recourse against Seller or any Seller Affiliate under this Agreement or any Ancillary Agreement with respect to such Excluded Asset.

(c)    From time to time, whether before, at or following the Closing, Seller and Purchaser shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments as reasonably necessary to convey the Purchased Assets to Purchaser pursuant to the terms of this Agreement, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser all the Purchased Assets and to assure fully to Seller the assumption of the Liabilities intended to be assumed by Purchaser pursuant to this Agreement and the Ancillary Agreements.

2.7    Closing.

(a)    The sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place via electronic exchange of the required Closing documentation (the “Closing”), on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Section 7 (other than such conditions as may, by their terms, only be satisfied or, to the extent permitted by applicable Law, waived at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as Seller and Purchaser mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

(b)    At the Closing, Purchaser shall:

(i)    pay or cause to be paid to Seller an amount equal to the Closing Payment;

(ii)    pay or cause to be paid to Seller an amount equal to the Estimated Prepaid Amount;

(iii)    deliver or cause to be delivered a counterpart to the Transition Services Agreement, duly executed by Purchaser;

(iv)    deliver or cause to be delivered a counterpart to a bill of sale and assignment and assumption agreement for the Purchased Assets and Assumed Liabilities, in the form of Exhibit B (the “Bill of Sale and Assignment and Assumption Agreement”), duly executed by Purchaser;

(v)    deliver or cause to be delivered a counterpart to an instrument of assignment of Product IP, in the form of Exhibit C (the “Assignment of Intellectual Property”), duly executed by Purchaser;

(vi)    deliver or cause to be delivered a certificate certifying the resolutions of the board of directors of Purchaser authorizing the transactions contemplated by this Agreement and the Ancillary Agreements, duly executed by an authorized officer of Purchaser;

(vii)    deliver or cause to be delivered a counterpart to the Pharmacovigilance Agreement, duly executed by Purchaser; and

(viii)    deliver or cause to be delivered a duly executed certificate of an executive officer of Purchaser pursuant to Section 7.2(c).

(c)    All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two Business Days prior to the applicable payment date.

(d)    At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i)    a counterpart of the Transition Services Agreement, duly executed by Seller;

(ii)    a counterpart of the Bill of Sale and Assignment and Assumption Agreement, duly executed by Seller;

(iii)    a counterpart of the Assignment of Intellectual Property, duly executed by Seller;

(iv)    a certificate certifying the resolutions of the Board of Directors of Seller authorizing the transactions contemplated by this Agreement and the Ancillary Agreements, duly executed by an authorized officer of Seller;

(v)    an IRS Form W-9, duly executed by Seller and each Specified Affiliate;

(vi)    deliver or cause to be delivered a counterpart to the Pharmacovigilance Agreement, duly executed by Seller; and

(vii)    a duly executed certificate of an executive officer of Seller pursuant to Section 7.3(c).

2.8    Contingent Consideration.

(a)    Milestone Payments. Subject to Closing and the other applicable terms and conditions of this Agreement, from and after the Closing, when an event set forth in the table below is achieved (each such event, a “Milestone Event”), Purchaser shall pay (or cause to be paid) to Seller, in accordance with and subject to the terms of this Agreement, the one-time, non-refundable, non-creditable payment equal to the corresponding amount of “Milestone Payment” set forth in the table below (each such payment, a “Milestone Payment”).

Milestone Event	Milestone Payment (US$)
Annual Net Sales first exceeding $125,000,000	[*]
Annual Net Sales first exceeding $[*]	[*]
Annual Net Sales first exceeding $[*]	[*]
Annual Net Sales first exceeding $[*]	[*]
Annual Net Sales first exceeding $500,000,000	[*]

Each of the Milestone Payments shall be payable only one time, for the first achievement of the corresponding Milestone Event, and no Milestone Payments would be due for subsequent or repeated achievements of the same Milestone Event. Furthermore, [*]. Each Milestone Payment shall be paid within [*] days after the achievement of the corresponding Milestone Event, with such achievement being deemed to have occurred upon the completion of audited financial statements which present Net Sales for the Products (separately, as a group, from any other products of Purchaser) for the fiscal period in which such Milestone Event was achieved; provided, that, in the event that Purchaser is not required under applicable Law to publicly disclose its audited financial statements which present Net Sales for the Products (separately, as a group, from any other products of Purchaser) for any given calendar year, Purchaser shall engage an independent accounting firm to audit Net Sales for such calendar year and the achievement of any Milestone Event shall be deemed to have occurred upon the completion of such audit for the calendar year in which such Milestone Event was achieved, which audit shall be completed no later than March 31 of the succeeding year. All Milestone Payments shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to Purchaser by Seller at least two Business Days prior to the applicable payment date.

(b)    Purchaser Diligence Obligation. Purchaser shall itself or through other Milestone Obligors use Commercially Reasonable Efforts (i) until [*] after the Closing (the “Regulatory Diligence Period”) to obtain Regulatory Approval from the FDA for a Product for the treatment of CTX (“CTX Approval”) and (ii) beginning on the date of CTX Approval and continuing until the earliest of (A) such time as all Milestone Payments under Section 2.8(a) have been paid, (B) [*] after the date of CTX Approval and (C) on a Product-by-Product basis, the date on which a Generic Product for such Product is first sold anywhere in the United States (the “Milestone Diligence Period”) to cause all of the Milestone Events to be achieved.

(c)    Notice of Certain Events. Without limiting the generality of Purchaser’s obligations under Section 2.8(d), if, at any time during the [*] period after the Closing or the Milestone Diligence Period, if longer, (i) Purchaser (or the applicable Milestone Obligor(s)) considers discontinuing (or not pursuing), or makes a determination to discontinue (or not to pursue), Commercialization of a Product (in any and all formulations) (a “Commercialization Discontinuation”), or (ii) Purchaser makes a determination to sell, transfer or otherwise dispose of substantially all the Purchased Assets or the Product IP, or Purchaser’s business related thereto (in each case, the “Purchaser Business”), following the Closing Date (a “Sale of the Business”), then, in each case, Purchaser shall promptly notify Seller of the proposed or planned Commercialization Discontinuation or Sale of the Business in writing (such notice, a “Discontinuation Notice”). During the [*]-day period beginning on receipt of the Discontinuation Notice (the “Discontinuation Notice Period”), Purchaser shall not, as applicable, (A) take steps to initiate the Commercialization Discontinuation or (B) effect, or enter into any binding agreement with a Third Party regarding, a Sale of the Business (other than a Sale of the Business that constitutes a Purchaser Change of Control). Upon the delivery by Seller to Purchaser of a written notice of interest in taking over the Purchaser Business prior to the end of the Discontinuation Notice Period, Purchaser and Seller shall negotiate in good faith for up to [*] days from the delivery of such notice of interest (the “Negotiation Period”) regarding the commercially reasonable terms and conditions upon which Purchaser would sell, license or otherwise transfer the Purchaser Business to Seller. For clarity, in the event of Purchaser’s proposed or planned Sale of the Business, Purchaser shall not be prohibited from conducting discussions and negotiations with Third Parties regarding a potential Sale of the Business during the Discontinuation Notice Period and, if applicable, the Negotiation Period; provided, that Purchaser does not effect, or enter into any binding agreement with a Third Party regarding, a Sale of the Business during such period(s).

(d)    Milestone Notice; Reports.

(i)    Within [*] days after achievement of a Milestone Event in respect of which a payment is required to be made under this Agreement, Purchaser shall notify Seller in writing of such achievement (the “Milestone Notice”); provided, that, in addition to the Milestone Notice, Purchaser shall notify Seller in writing within [*] days after the end of any calendar quarter if in Purchaser’s estimation a Milestone Event for which payment is required under this Agreement was achieved in such just-ended calendar quarter based on unaudited Net Sales, for clarity, such notice shall be deemed an estimation only and not a Milestone Notice. The Milestone Notice shall include Purchaser’s calculation of the amount of Annual Net Sales for the applicable measurement period and the corresponding Milestone Payment, including the gross amount invoiced for Products by Purchaser, its Affiliates or any other Milestone Obligor, and their respective or joint (sub)licensees, and the deductions from such gross amount taken in accordance with the definition of Net Sales. In addition, until the first anniversary of the expiration of the Regulatory Diligence Period, if Seller requests a meeting to discuss the efforts undertaken to achieve CTX Approval, then Purchaser shall make available for such meeting at least one employee with operating management responsibility for the activities of Purchaser related to the CTX Approval and with appropriate expertise and knowledge of the activities undertaken to achieve the CTX Approval. Such meetings shall not be conducted more than once in any calendar year.

(ii)    Until payment of all Milestone Payments, if Purchaser is not required under applicable Law to publicly disclose its audited financial statements which present Net Sales for the Products (separately, as a group, from any other products of Purchaser) for any given calendar year, then Purchaser shall provide a report to Seller no later than March 31 of the succeeding year detailing the Annual Net Sales with respect to the Products for such preceding calendar year, including the gross amount invoiced for Products by Purchaser, its Affiliates or any other Milestone Obligor, and their respective or joint (sub)licensees, the deductions from such gross amount taken in accordance with the definition of Net Sales and Purchaser’s calculation of the amount of Annual Net Sales (each such report, a “Net Sales Report”).

(e)    Restrictions on Disposition of Specified Business. Except in connection with a Purchaser Change of Control (pursuant to prong (a) in the definition thereof), Purchaser shall not assign, convey, transfer, license or lease substantially all the Purchased Assets, substantially all the Product IP or substantially all the assets of the Specified Business as operated by Purchaser following the Closing Date, in each case, that are material to the achievement of CTX Approval or any Milestone Event, to any Person, unless such Person has expressly assumed in writing the obligation to pay each previously unpaid Milestone Payment when due and the obligation to perform every other duty and covenant of Purchaser under this Section 2.8.

(f)    Late Payments. In the event that any Milestone Payment due under Section 2.8(a) is not made when due, the amount of such overdue payment shall accrue interest at a rate per annum equal to the [*], for the period from the due date for payment until the date of actual payment; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Seller from exercising any other rights it may have as a consequence of the lateness of any payment under Section 2.8(a).

(g)    Audit. Purchaser shall keep, and will cause each Milestone Obligor to keep, complete, true and accurate books and records in sufficient detail for Seller to determine Annual Net Sales. Purchaser shall keep such books and records for at least three years following the end of the calendar year to which they pertain. At the written request of Seller within [*] after its receipt of a Milestone Notice, or within [*] after Seller’s receipt of a Net Sales Report for a given calendar year or after Purchaser’s audited financial statements become publicly available, if a Net Sales Report is not required for a given calendar year, Purchaser shall permit an independent auditor designated by Seller and reasonably acceptable to Purchaser, at reasonable times and upon reasonable notice, to audit the books and records of Purchaser for the sole purpose of verifying Annual Net Sales for such calendar year and whether any Milestone Event was achieved during such Calendar Year. Such examinations may not be conducted more than once in any calendar year, and each calendar year may only be audited one time. Such auditor shall enter into a reasonable and customary confidentiality agreement with Purchaser and shall not disclose the findings and results of the audit or Purchaser’s confidential information, except to disclose the findings and results of the audit to Seller. If such audit concludes that a Milestone Event was achieved during such calendar year, then Purchaser shall pay to Seller the corresponding Milestone Payment pursuant to Section 2.8(a) within 15 Business Days of the delivery of the final results of such audit and any applicable late fees pursuant to Section 2.8(f) that have accrued from the date the Milestone Payment was due and payable under Section 2.8(a) through the date the Milestone Payment is actually paid to Seller, and Purchaser shall reimburse the reasonable out-of-pocket costs incurred by Seller for the conduct of such audit.

2.9    Withholding Rights. Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. Purchaser shall timely remit any such deducted or withheld amounts to the appropriate Governmental Entity. Purchaser shall use reasonable efforts to reduce or eliminate any such withholding. To the extent that such amounts are so withheld, they shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made. If applicable Law requires the withholding of Taxes, Purchaser shall promptly submit to Seller an official tax certificate or other evidence of such withholding sufficient to enable Seller to claim such payment of Taxes from any applicable Governmental Entity. Notwithstanding the foregoing, other than in connection with a Purchaser Change of Control, if Purchaser redomiciles, or assigns, licenses, or sublicenses its rights or obligations under this Agreement (each a “Purchaser Tax Action”), and as a result of such Purchaser Tax Action, Purchaser is required to withhold Taxes from or in respect of any amount payable under this Agreement and such Taxes exceed the amount of Taxes that would have been required to be withheld absent such Purchaser Tax Action, the amount payable under this Agreement shall be increased by the amount necessary so that after making all required withholdings (including withholdings on additional amounts payable), Seller receives an amount equal to the sum it would have received had no such Purchaser Tax Action occurred.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), Seller hereby represents and warrants to Purchaser as follows:

3.1    Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. Seller is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Specified Business makes such qualification or licensure necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

3.2    Authority. Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Seller will be a party will have been, duly executed and delivered by Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Seller will be a party will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity, and governing specific performance, injunctive relief and other equitable remedies.

3.3    No Conflict; Required Filings and Consents.

(a)    The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)    conflict with or violate the Governing Documents;

(ii)    assuming compliance with Antitrust Laws, conflict with or violate any Law applicable to Seller, the Specified Business or any of the Purchased Assets or by which Seller, the Specified Business or any of the Purchased Assets may be bound or affected; or

(iii)    result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any express right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets, pursuant to any Material Contract or, other than with respect to the Specified Business, any other material note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Seller is a party.

(b)    Except as required under the HSR Act or other Antitrust Laws and assuming the representations and warranties of Purchaser are true and correct, Seller is not required to file or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Entity in connection with the execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of or affecting the Specified Business or the Purchased Assets.

3.4    Title to Assets; Sufficiency of Assets.

(a)    As of the Closing Date, Seller and each Specified Affiliate, as applicable, has good and valid title to the tangible Purchased Assets, free and clear of any Encumbrance (other than Permitted Encumbrances). All tangible Purchased Assets owned or leased by Seller are structurally sound, in good operating condition (normal wear and tear excepted) in all respects. The delivery to Purchaser of the Bill of Sale and Assignment and Assumption Agreement and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the Ancillary Agreements will transfer to Purchaser good and valid title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any Encumbrance other than Permitted Encumbrances.

(b)    To Seller’s Knowledge, the Purchased Assets constitute all of the assets, properties and rights necessary and sufficient for the conduct and operation of the Specified Business as currently conducted by Seller as of the date hereof; except for inventory and services and the underlying assets used in connection with such services that are not specific primarily to the Specified Business, including legal, compliance, pharmacovigilance, quality, regulatory, commercial operations and logistics, finance, accounting, equipment and software or software as a service, records management, human resources, personnel, insurance, safety/health/environment, payroll, employee benefit services, facilities and real estate; and provided, however, that Seller makes no representation or warranty as to any rights in and to Intellectual Property except as set forth in Section 3.8.

(c)    Seller does not own or lease any material real property primarily related to, used or held for use in connection with the Specified Business or Purchased Assets.

(d)    Seller does not own or lease any material personal property primarily related to, used or held for use in connection with the Specified Business or Purchased Assets.

3.5    Compliance with Law; Permits.

(a)    Seller or its Affiliates are and, in the five years preceding the date of this Agreement, have been in compliance in all material respects with all Laws (including COVID-19 Measures) applicable to the conduct of the Specified Business and the ownership or use of the Purchased Assets. Neither Seller nor, to Seller’s Knowledge, any of its executive officers has received during the five years preceding the date of this Agreement any (i) notice, order or Action from any Governmental Entity or (ii) notice of any Legal Proceeding from any Person, alleging that either Seller or any of its Affiliates is not in compliance in all material respects with any such Laws, nor have Seller or any of its Affiliates received in the five years preceding the date of this

Agreement any notice of any Legal Proceeding alleging any failure to comply with any such Laws by Seller or any of its Affiliates. To Seller’s Knowledge, none of Seller or its Affiliates is currently under investigation, audit or review by any Governmental Entity with respect to any alleged material violation of any such applicable Law. With respect to the conduct of the Specified Business and the ownership or use of the Purchased Assets, Seller and its subsidiaries and, to Seller’s Knowledge, their managers, directors and officers have not been excluded from, debarred, suspended, restricted or otherwise rendered ineligible for participation in any government healthcare program and have not committed any violation of Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility and are not currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.

(b)    As of the date of this Agreement, there is no pending or, to Seller’s Knowledge, threatened investigation by, any Governmental Entity alleging that either Seller or any of its Affiliates is not in compliance in all material respects with any Laws applicable to the conduct of the Specified Business and the ownership or use of the Purchased Assets.

(c)    Each of Seller or its Affiliates, as applicable, is in possession of all Permits necessary for Seller to own, lease and operate the Purchased Assets and to conduct the Specified Business in all material respects as currently conducted. Each of Seller or its Affiliates, as applicable, is and has been, for the past five years, in compliance in all material respects with all material Permits. As of the date of this Agreement, no suspension, cancellation, modification, revocation or nonrenewal of any material Permit is pending or, to Seller’s Knowledge, threatened. No consent or approval is required in connection with any Permit prior to or in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

3.6    Absence of Changes. Except as set forth on Section 3.6 of the Disclosure Schedule, since March 31, 2023 through the date of this Agreement, (a) there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably likely to have a Material Adverse Effect, and (b) Seller has operated the Specified Business in the ordinary course of business, except in connection with this Agreement and the Ancillary Agreements and the discussions, negotiations, actions and transactions related hereto and thereto (and other similar strategic transactions).

3.7    Litigation. Except as set forth in Section 3.7 of the Disclosure Schedules, as of the date of this Agreement, there is no Action pending or, to Seller’s Knowledge, threatened in connection with the Purchased Assets or Seller’s or its Affiliates’ ownership or operation thereof, including with respect to any matter arising from or related to COVID-19 or COVID-19 Measures (whether regarding contractual, labor, employment, benefits or other matters) any such Action. There is no Action pending or, to Seller’s Knowledge, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. As of the date of this Agreement, there is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to Seller’s Knowledge, threatened investigation by, any Governmental Entity relating to the Purchased Assets, Seller’s or its Affiliates’ ownership or operation thereof or the transactions contemplated by this Agreement or the Ancillary Agreements. As of the date of this Agreement, there is no Action by Seller or its Affiliates pending, or which Seller or its Affiliates intend to initiate, against any other Person in connection with the Specified Business or the Purchased Assets.

3.8    Intellectual Property.

(a)    Seller is the exclusive owner of all right, title and interest in and to the Product IP that is owned or purported to be owned by Seller (“Owned Product IP”), free and clear of all Encumbrances other than Permitted Encumbrances. The Product IP constitutes all the Intellectual Property Controlled or otherwise owned by Seller that is used or held for use in the Specified Business. Seller has not transferred ownership of, or granted any exclusive license of, or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of any Product IP to any other Person. Section 3.8(a) of the Disclosure Schedules lists all Owned Product IP and Product IP that is exclusively licensed to Seller that is granted by or for which an application for registration has been submitted to any Governmental Entity for which Seller controls the prosecution and maintenance thereof and all Domain Names included in the Product IP along with (i) the name of the applicant or registrant and current owner; (ii) the jurisdiction of the application or registration (or, for Domain Names, the applicable registrar); (iii) the application or registration number; and (iv) the filing date or issuance or registration date.

(b)    In the five years preceding the date of this Agreement, Seller has not received any written communication from any Person challenging or threatening to challenge, nor is Seller a party to any pending and served proceeding or, to Seller’s Knowledge, pending but not served proceeding or threatened proceeding, in which any Person is (i) contesting the right of Seller to use, exercise, sell, license, transfer or dispose of any Product IP, or (ii) challenging the ownership, validity or enforceability of any Owned Product IP. Seller is not subject to any outstanding order, judgment, decree, stipulation, or settlement agreement restricting in any manner the licensing, assignment, transfer, use or conveyance of the Product IP by Seller.

(c)    Section 3.8(c) of the Disclosure Schedules lists all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which any Third Party is granted (i) any right to make, have made, use, sell, have sold, offer for sale, import or otherwise distribute the Products, or to otherwise Exploit any Product IP, (ii) any covenant not to assert or to sue or other immunity from suit under or any other rights to, any Product IP, (iii) any ownership right or title, whether actual or contingent, to any Product IP, or (iv) any option or right of first refusal relating to any Product IP (collectively, “Outbound Licenses”); provided, that Section 3.8(c) of the Disclosure Schedules need not list, and Outbound Licenses do not include, any: (1) non-disclosure agreements, (2) materials transfer agreements, (3) fee-for-service agreements, (4) research agreements, or (5) clinical trial agreements.

(d)    Section 3.8(d) of the Disclosure Schedules lists all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which any Third Party grants to Seller (i) any right to make, have made, use, sell, have sold, offer for sale, import or otherwise distribute the Products, or to otherwise Exploit any Product IP, (ii) any covenant not to assert or sue or other immunity from suit under or any other rights to, any Intellectual Property claiming or covering the manufacture, use, sale, offer for sale, or import of the Products or any other Product IP, (iii) any ownership right or title, whether actual or contingent, to any Intellectual Property claiming or covering the manufacture, use, sale, offer for sale, or import of the Products, or any other Product

IP, or (iv) an option or right of first refusal relating to any Intellectual Property claiming or covering the manufacture, use, sale, offer for sale, or import of the Products, or any other Product IP (collectively, “Inbound Licenses”); provided, that Section 3.8(d) of the Disclosure Schedules need not list, and Inbound Licenses do not include, any: (1) non-exclusive licenses for off-the-shelf software or generally commercially available licenses in the ordinary course of business; (2) non-disclosure agreements, (3) materials transfer agreements, (4) fee-for-service agreements, (5) research agreements, (6) clinical trial agreements or (7) invention assignment agreements with employees, consultants and contractors that assign or grant to Seller ownership of inventions and intellectual property developed in the course of providing services to Seller by such employees, consultants and contractors.

(e)    To Seller’s Knowledge, in the five years preceding the date of this Agreement, Seller’s conduct of the Specified Business and Seller’s practice of any Product IP has not infringed or misappropriated any Intellectual Property rights of any Person. In the five years preceding the date of this Agreement, Seller has not received any written communication (i) alleging that the conduct of the Specified Business or the practice of any Product IP infringes or misappropriates the Intellectual Property rights of any Person, including via an unsolicited offer to take a license under the Intellectual Property rights of any Person, or (ii) notifying Seller that the practice of any Product IP requires a license to any Person’s Intellectual Property.

(f)    Seller has not brought any Legal Proceeding alleging: (i) infringement of any Product IP; or (ii) breach of any Outbound License, and, to Seller’s Knowledge, there does not exist any fact which could reasonably form the basis of any such allegation of breach.

(g)    To Seller’s Knowledge, Seller has complied with all applicable legal requirements pertaining to privacy and security of protected health information within the Clinical Data or the Regulatory Materials. During the last five years, Seller has not received any written communication alleging any violation of applicable legal requirements pertaining to the privacy and security of protected health information within the Clinical Data or the Regulatory Materials.

(h)    Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will (i) result in or give any other Person the right to cause a loss of, or Encumbrance, or material restriction on any Product IP; (ii) constitute a breach by Seller of any Inbound Licenses or Outbound Licenses; (iii) result in the grant, assignment or transfer to any other Person of any license or other rights or interests under any Product IP; or (iv) cause, or give rise to a right to cause, any material modification, cancellation, termination, suspension of, or acceleration of any Inbound License or Outbound License or any payment with respect thereto. Following the Closing, Purchaser will be permitted to exercise all of the rights of Seller under the Specified Contracts to the same extent Seller is permitted to exercise such rights immediately prior to the Closing without any payment of any additional amounts or consideration, other than as expressly set forth in the Specified Contracts.

(i)    Each current or former employee, consultant, independent contractor or other agent of Seller that has at any time contributed in any material respect to the invention, creation, conception or development of any Product IP has executed a valid and binding written agreement (i) expressly and presently assigning to Seller (or its Affiliate) all right, title and interest in and to any Product IP invented, created, conceived, developed or reduced to practice during the term of such employee’s employment or such consultant’s or independent contractor’s work related to the Product IP; and (ii) requiring each such employee, consultant, independent contractor or other agent to protect and preserve all confidential Product IP, including all Product Know-How.

(j)    Except as set forth on Section 3.8(j) of the Disclosure Schedules, Seller has not received any funding from any Governmental Entity, university, college or other educational or non-profit institution or research center in connection with the creation or development of the Owned Product IP, or (ii) used any facilities of a university, college, or other educational institution or research center in the creation or development of the Owned Product IP. To Seller’s Knowledge, no current or former employee who was in any way involved in (or has in any way contributed to) the creation or development of the Owned Product IP has performed services for any Governmental Entity, university, college or other educational or non-profit institution or research center during a period of time during which such employee was also performing services for Seller that would result in any adverse claim or right relating to the Owned Product IP. No Governmental Entity, university, college or other educational or non-profit institution or research center has any claim of right to ownership of or other liens, claims or interests with respect to the Owned Product IP, other than Permitted Encumbrances.

3.9    Regulatory Compliance.

(a)    The Products are being or have, in the five years preceding the date of this Agreement, been manufactured, tested, packaged, labeled, distributed, and sold in compliance in all material respects with all applicable requirements under the Federal Food, Drug and Cosmetic Act (“FDCA”) and the regulations of the FDA promulgated thereunder and all other applicable Laws. Seller and its Affiliates hold all Specified Authorizations required by applicable Laws, and all Specified Authorizations are current and in full force and effect. Seller has made available to Purchaser true and complete copies of all material governmental correspondence (including copies of official notices, citations or decisions) in the files of Seller or the Specified Affiliates relating to the Specified Authorizations. Seller has made available to Purchaser true and complete copies of all Regulatory Materials and any other material governmental correspondence (including copies of official notices, citations or decisions).

(b)    In the past five years, all applications, notifications, submissions, information, claims, reports and filings utilized as the basis for or submitted in connection with any and all requests for a Specified Authorization relating to a Product were true, accurate and complete in all material respects as of the date of submission. In the past five years, any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to FDA or other Governmental Entity and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects.

(c)    In the five years preceding the date of this Agreement, neither Seller nor any of its Affiliates has received any written communication from FDA or any other Governmental Entity, including without limitation any warning letter or untitled letter that alleges or suggests that the Specified Business is not in compliance with any applicable requirements under the FDCA or the FDA regulations promulgated thereunder.

(d)    There are no investigations, suits, claims, actions or proceedings that are pending or, to Seller’s Knowledge, threatened, against Seller or any Specified Affiliate relating to the Products, including those relating to or arising under applicable Law relating to government health care Specified Business, private health care plans or the privacy and confidentiality of patient health information.

(e)    Except as set forth on Section 3.9(e) of the Disclosure Schedules, as of the date of this Agreement, there are no investigations, suits, claims, actions or proceedings that are pending or, to Seller’s Knowledge, threatened against Seller or any Specified Affiliate relating to the Products under the Antitrust Laws of any jurisdiction.

(f)    Seller and its Affiliates and the conduct of the Specified Business are in compliance in all material respects with (i) all Information Privacy and Security Laws, and (ii) all externally published, customer facing policies. To Seller’s Knowledge, none of Seller, its controlled Affiliates, nor any of their respective officers, directors, managers, employees and independent contractors thereof, in their capacity as such, is under investigation by any Governmental Entity for a violation of any Information Privacy and Security Law with respect to the Specified Business. Seller has not, in the past five years, (i) had a Breach of Unsecured Protected Health Information, as such terms are defined at 45 C.F.R. § 164.402, (ii) experienced a material information security or privacy breach event that would require notification to any Governmental Entity under applicable Information Security and Privacy Laws, or (iii) to Seller’s Knowledge, received any written notices or complaints from any Person with respect to each of the foregoing.

(g)    Neither Seller nor any of its Affiliates has received any written communication or notification from FDA or any other Governmental Entity with jurisdiction over the manufacture, testing, packaging, labeling, distribution, or sale of the Products which has threatened denial or substantial delay of any application for marketing approval or clearance.

(h)    Seller and the Specified Affiliates are, and at all times during the past five years have been, in compliance in all material respects with all healthcare Law to the extent applicable to the sale and promotion of the Products, provision of goods and services related to the Products, and the operation of the Specified Business, each as currently conducted, including any and all applicable fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes, as well as any similar state and local laws, orders, and regulations. In the past five years, neither Seller nor any Specified Affiliate, nor, to Seller’s Knowledge, any Representative of Seller or any Specified Affiliate, has made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority, failed to disclose a material fact required to be disclosed to any Regulatory Authority or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for any Regulatory Authority or any other Governmental Entity to invoke the FDA policy respecting “Fraud, Untrue Statements of Material Facts, Bribery,

and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991). Neither Seller nor any of the Specified Affiliates have, to Seller’s Knowledge, within the past five years, submitted or caused to be submitted any false or fraudulent claim for payment for any of the Products, or made or used, or caused to be made or used, any false or fraudulent statement material to a false or fraudulent claim for any of the Products. All reports and claims filed or required to be filed with a government healthcare program within the past five years by or on behalf of Seller or the Specified Affiliates with respect to the Products have been filed, to Seller’s Knowledge, in material compliance with all applicable healthcare Laws and are complete and accurate in all material respects.

(i)    With respect to the conduct of the Specified Business and the ownership or use of the Purchased Assets, none of Seller and its Specified Affiliates, nor any of their managers, directors, officers, or employees is currently, and at all times during the past three years they have not: (i) been a party to any corporate integrity agreements, monitoring agreements, consent decrees, Orders, or similar agreements with or imposed by any Governmental Entity in connection with any violation of healthcare Laws, nor is in the process of making, or evaluating a set of circumstances that may reasonably give rise to the making of, a voluntary disclosure pursuant to a government self-disclosure protocol or otherwise, or has been subject to any reporting obligations pursuant to any settlement agreement, or similar arrangement, with any Governmental Entity; (ii) been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder or any other fine or penalty by any other Governmental Entity in connection with the violation of any healthcare Laws; (iii) been charged with, convicted of or entered a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of any item or service under a government program or any other violation of healthcare Laws; (iv) to Seller’s Knowledge, been a party or subject to any Action (including any qui tam action) alleging any violation of healthcare Laws; (v) to Seller’s Knowledge, received notice from any Governmental Entity (including any search warrant, subpoena, civil investigative demand or contact letter) that alleges any noncompliance with, or states that it is under investigation or inquiry with respect to, any healthcare Law that has not been resolved with no fine, penalty or liability or other finding of fault or admission of guilt by Seller or any Specified Affiliate; or (vi) received any written, or to Seller’s Knowledge, oral, complaints, notices or allegations from employees, independent contractors, vendors, physicians, or any other Person that would reasonably put Seller or any Specified Affiliate on notice that Seller or a Specified Affiliate has in the past five years violated, or are currently in violation of, any healthcare Law, other than those which have been fully investigated and reasonably determined by Seller or any Specified Affiliate not to constitute a material violation of any healthcare Law.

(j)    Seller has adopted and implemented a compliance program reasonably designed to assure that Seller and the Specified Affiliates are in material compliance with all applicable healthcare Laws.

(k)    Except as set forth on Section 3.9(k) of the Disclosure Schedules, (i) Seller has not received any written requests for samples relating to a Product from a party seeking to participate in the manufacture, marketing, or sale of a Generic Product and (ii) Seller has documented in writing its policy to comply with the CREATES Act.

3.10    Pre-Clinical and Clinical Trials. The pre-clinical and clinical trials of the Products conducted by or on behalf of Seller or its Affiliates, in the five years preceding the date of this Agreement, were and, if still ongoing, are being conducted in all material respects in compliance with all Laws and Authorizations applicable to such studies and trials, including the FDCA. In the five years preceding the date of this Agreement, neither Seller nor its Affiliates has received any notices or correspondence from any Regulatory Authority requiring or threatening the termination, suspension or material modification of any pre-clinical or clinical trial of a Product conducted by or on behalf of Seller or its Affiliates. In the five years preceding the date of this Agreement, as of the date of this Agreement, neither Seller nor its Affiliates has received any written communication from any Person threatening any claim or lawsuit against Seller or its Affiliates arising from the administration of the Products to any Person in the course of any clinical trial conducted by or on behalf of Seller or its Affiliates.

3.11    Taxes.

(a)    Seller has paid all income Taxes and other material Taxes required to be paid by it related to the Purchased Assets (whether or not reported on any Return).

(b)    Seller has filed all income Tax returns and other material Returns that are required to be filed by it (taking into account any extensions of time to file) with respect to the Specified Business and the Purchased Assets, and all such Returns are true, correct and complete in all material respects and were prepared in material compliance with all applicable Law. Seller is not (nor has it been) the subject of, or otherwise involved with, any audit, litigation, examination or other proceeding conducted by any Governmental Entity with respect to any Taxes or Returns of Seller, and no proposed adjustment, audit or administrative or judicial proceeding is pending or threatened in writing involving any Tax or Return of Seller.

(c)    Seller has not waived any statute of limitations or agreed to any extension of time, in either case, with respect to an assessment or deficiency for a material amount of Taxes with respect to any Purchased Asset or the Specified Business, which waiver or agreement will be in effect following the Closing.

(d)    No claim has ever been made by a Governmental Entity in a jurisdiction where either Seller does not file Returns or pay Taxes with respect to the Purchased Assets or the Specified Business that Seller is, or may be, subject to taxation by such jurisdiction with respect to any of the Purchased Assets or the Specified Business.

(e)    There are no Encumbrances for Taxes (other than Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the Purchased Assets.

3.12    Material Contracts.

(a)    Section 3.12(a) of the Disclosure Schedules sets forth a true and accurate list of each Contract in effect as of the date of this Agreement and to which Seller or its Affiliate is a party (other than (1) non-exclusive licenses for “off-the-shelf” software or generally available software; (2) non-disclosure agreements; (3) agreements relating to the conduct of a clinical study, which study is complete at the relevant clinical sites as of the date of this Agreement; (4) consulting agreements; (5) invention assignment agreements with employees, consultants and contractors that assign or grant to Seller or its Affiliates ownership of inventions and intellectual property developed in the course of providing services to Seller or its Affiliates by such employees, consultants and contractors, and (6) inter-company Contracts with Seller or its Affiliate, in the following categories) (such Contracts, the “Material Contracts”):

(i)    any Contract establishing a joint venture or collaboration, co-promotion or like arrangement, or involving a sharing with another Person of profits, losses, costs, royalties, milestone payments, or Liabilities of Seller or its Affiliates relating to the Purchased Assets;

(ii)    any Contract with a clinical research organization for the conduct of clinical trials with respect to any Product (other than a trial which is complete or substantially complete at the relevant clinical sites as of the date of this Agreement);

(iii)    any Contract containing covenants prohibiting or limiting the right to compete or engage in any aspect of the Specified Business or prohibiting or restricting Seller’s ability to conduct the Specified Business with any Person or in any geographical area;

(iv)    any Contract, the primary purpose of which is to provide for indemnification to or from any Person with respect to liabilities relating to the Specified Business or the Purchased Assets;

(v)    any Contract granting most favored nation or exclusive rights relating to any Product to any other Person;

(vi)    any Contract under which Seller pays or receives royalty payments relating to any Product or any Product IP;

(vii)    any Contract entered into by Seller or any of its Affiliates in settlement of any Legal Proceeding or other dispute relating to the Purchased Assets or the Specified Business;

(viii)    any Contract relating to or evidencing indebtedness for borrowed money (A) primarily of the Specified Business or (B) of Seller primarily in connection with Specified Business or in respect of the Purchased Assets;

(ix)    any Contract with any customer of any Product;

(x)    any Contract for the ongoing distribution, labeling or storage of any Product or the active pharmaceutical ingredients and other raw materials for any Product;

(xi)    any Contract for the ongoing packaging of any Product (a “Packaging Contract”);

(xii)    any Contract with a contract manufacturing organization or contract development and manufacturing organization (a “CMO Contract”) with respect to any Products;

(xiii)    any Contract that is a safety data exchange agreement or pharmacovigilance agreement directly related to any Product;

(xiv)    any employment or consulting Contract between the Company and a Specified Business Employee that provides for an aggregate annual base and cash bonus compensation in excess of $[*];

(xv)    any Contract with any Governmental Entity with respect to any Product or any of the Purchased Assets, other than clinical trial agreements and related ancillary agreements with public institutions; and

(xvi)    any Contract with any labor union or providing for benefits under any Employee Plan with respect to Specified Business Employees who are labor union employees.

(b)    Each Material Contract is a legal, valid, binding and enforceable agreement of Seller or its Affiliates, as applicable, and, except as such agreements may be modified or terminated (i) as contemplated by this Agreement and the transactions contemplated hereby, (ii) by a counterparty as permitted under the terms of such agreement, or (iii) in connection with the termination resignation of an employee, consultant or independent contractor, will continue to be in full force and effect on identical terms immediately following the Closing Date, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity and is in full force and effect with respect to Seller or its Affiliates, as applicable. As of the date of this Agreement, neither Seller nor its Affiliates nor, to Seller’s Knowledge, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor since January 1, 2022 through the date of this Agreement, has Seller or its Affiliates, as applicable, received any written claim of any such breach, violation or default. Seller has delivered or made available to Purchaser true and complete copies of all Material Contracts, including any amendments thereto.

3.13    Certain Liabilities. As of the date of this Agreement, neither Seller nor any of its Affiliates has any material Liabilities relating to the Specified Business, other than (i) Liabilities under or relating to the Specified Contracts; (ii) Liabilities disclosed or provided for in the Financial Statements; or (iii) Liabilities incurred in the ordinary course of business or consistent with past practices since September 30, 2022.

3.14    Inventory. Section 3.14 of the Disclosure Schedules sets forth a true and complete list of all Inventory as of the date of this Agreement, including the remaining shelf life of each item therein.

3.15    Product Liability. Except as set forth on Section 3.15 of the Disclosure Schedule and excluding voluntary recalls and field alerts, all Products sold by Seller and its Affiliates in the past five years, or provided, manufactured or delivered by Seller and its Affiliates in the past five years, were designed, manufactured, prepared, assembled, packaged, labeled, sterilized, stored, serviced and processed in compliance, in all material respects, with applicable Law, applicable contractual commitments and Seller’s and its Affiliates’ specifications and quality standards. Except as set forth on Section 3.15 of the Disclosure Schedule, there are no pending or, to Seller’s Knowledge, threatened Actions against Seller or its Affiliates arising out of any injury to a Person or property as a result of the ownership, design, manufacture, possession, provision, clinical development, distribution, marketing, promotion, sale, implanting, or other use of the Products sold, provided, manufactured or delivered by Seller and its Affiliates in the past five years and prior to the Closing Date. All Actions (including those relating to clinical trials) against or, to Seller’s Knowledge, involving or threatened against Seller and its Affiliates that are pending or were asserted in the past five years and that relate in any way to the Products, whether covered by insurance or not and whether litigation has resulted or not, are listed and summarized on Section 3.15 of the Disclosure Schedule. In the five years prior to the date of this Agreement, no allegation has been asserted or threatened in writing that any Products contain a design defect or a manufacturing defect.

3.16    Membership Interests. Seller owns 100% of the outstanding Equity Interests of Manchester Pharmaceuticals LLC, a California limited liability company, free and clear of any Encumbrances (other than Permitted Encumbrances).

3.17    Affiliate Interests and Transactions. Except as set forth on Section 3.17 of the Disclosure Schedules, and to the Knowledge of Seller, no Related Party of Seller: (i) owns , directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Specified Business; (ii) owns, directly or indirectly any property (real or personal, tangible or intangible) used in the Specified Business; (iii) owns or has owned, directly or indirectly, or has or has had any economic interest in any of the Purchased Assets; or (iv) has any business dealings or a material financial interest in any transaction with Seller involving any of the Purchased Assets, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; except (A) employment relationships or relationships in a Person’s capacity as a director or officer of Seller, (B) the payment of compensation and benefits in the ordinary course of business, (C) in his or her capacity as a stockholder, option holder, director, officer or employee of Seller, (D) Contracts relating to outstanding capital stock and options of Seller, (E) as provided in the Governing Documents, and (F) customary indemnification agreements entered into between Seller or one of its Affiliates, on the one hand, and such entity’s respective officers and directors, on the other hand ((A)-(F) the “Related Party Exceptions”).

(a)    Except for this Agreement and the Ancillary Agreements, as applicable, there are no Contracts by and between Seller, on the one hand, and any Related Party of Seller, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Specified Business (including pursuant to Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

(b)    There are no outstanding notes payable to, accounts receivable from or advances by the Specified Business or by Seller in connection with the Specified Business or involving any assets thereof, and neither the Specified Business nor Seller in connection with the Specified Business is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of Seller. In the past five years, Seller in connection with the Specified Business has not incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of Seller, other than the transactions contemplated by this Agreement and the Ancillary Agreements and the Related Party Exceptions.

3.18    Brokers. Except as set forth on Section 3.18 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.

3.19    Environmental Matters.

(a)    Seller is and has been in compliance with all applicable Environmental Laws in connection with the conduct or operation of the Specified Business and the ownership or use of the Purchased Assets. Neither Seller nor any of its executive officers has received in the past five years, nor, to Seller’s Knowledge, is there any basis for, any notice, communication or complaint from a Governmental Entity or other Person alleging that Seller has any liability under any such Environmental Law or is not in compliance with any such Environmental Law.

(b)    No Hazardous Substances are or, for the past five years, have been present, and there is and has been no Release of Hazardous Substances or any investigation, clean-up, remediation or corrective action of any kind relating thereto, (i) on any properties (including any buildings, structures, improvements, soils and subsurface strata, surface water bodies, including drainage ways, and ground waters thereof) currently or formerly owned, leased or operated by or for Seller in connection with the Specified Business, (ii) at any location to which the Specified Business has sent any Hazardous Substances or waste for storage, handling, disposal or treatment, or (iii) at any other location with respect to which Seller or the Specified Business may be liable under Environmental Law. To Seller’s Knowledge, no underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property described in the foregoing sentence. Seller is not actually, contingently, potentially or allegedly liable for any Release of, threatened Release of or contamination by Hazardous Substances in connection with the Specified Business or the Purchased Assets or otherwise under any Environmental Law. There is no pending or, to Seller’s Knowledge, threatened investigation by any Governmental Entity, nor any pending or, to Seller’s Knowledge, threatened Action with respect to the Specified Business or Seller in connection with the Specified Business relating to Hazardous Substances or otherwise under any Environmental Law.

(c)    Seller holds all Environmental Permits required to be held by it with respect to the Specified Business, and is and has been in compliance therewith. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Entity or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

(d)    For purposes of this Agreement:

(i)    “Environmental Laws” means: any Laws of any Governmental Entity relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii)    “Environmental Permits” means all Permits required under any Environmental Law.

(iii)    “Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, perfluoroalkyl and polyfluoroalkyl substances, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Entity pursuant to any Environmental Law.

(iv)    “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).

3.20    Employee Benefit Plans.

(a)    Section 3.20(a) of the Disclosure Schedules set forth a true and complete list of all material Employee Plans as of the date of this Agreement. True and complete copies of each of the following documents relating to each material Employee Plan as of the date of this Agreement have been delivered by Seller to Purchaser, as applicable (i) the current summary plan description and any summaries of material modifications, (ii) the most recent determination or opinion letter issued by the Internal Revenue Service (the “IRS”), (iii) all applicable trusts, insurance policies, other funding arrangements and services contracts, and (iv) all non-routine correspondence with a Regulatory Authority.

(b)    With respect to each material Employee Plan: (i) no event has occurred and there exists no condition or set of circumstances in connection with which Seller could be subject to any material liability (except for routine claims for benefits) under the terms of such Employee Plan, ERISA, or the Code, (ii) each such the Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code, (iii) each such Employee Plan intending to be qualified within the meaning of Section 401(a) of the Code has received (or is entitled to rely upon) a favorable determination or opinion letter as to such qualification from the IRS and no event has occurred, that would reasonably be expected to adversely affect the qualified status of any such Employee Plan, (iv) no Action by any Specified Business Employee is pending or, to Seller’s Knowledge, threatened against or affecting any such Employee Plan or fiduciary thereof and (v) no such Employee Plan provides medical, life or other welfare benefits to any Specified Business Employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law, if applicable, for which the Specified Business Employee and/or the Specified Business Employee’s spouse or dependents pay 100% of the premiums or other required contributions). None of the material Employee Plans is subject to the Laws of any jurisdiction other than the United States.

(c)    Except as set forth on Section 3.20(c) of the Disclosure Schedule, no Employee Plan is a Multiemployer Plan, a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) or a plan for which Seller or any of its Affiliates would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA, or subject to either Title IV of ERISA or Section 412 of the Code. No Employee Plan that is subject to Title IV of ERISA has an “unfunded benefit liability” within the meaning of Section 4001(a)(18) of ERISA.

(d)    Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby (either alone or in connection with any other event) will (i) entitle any Specified Business Employee to any payment or benefit, including any change of control, transaction, retention, stay, severance, termination, or similar payments or benefits, (ii) result in the acceleration or creation of any rights of any Specified Business Employee under any Employee Plan (including the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement) or (iii) result in the payment to any Specified Business Employee of any amount that could reasonably be expected to be a “parachute payment” under 280G of the Code.

3.21    Labor and Employment Matters.

(a)    Section 3.21(a) of the Disclosure Schedules sets forth, as of the date of this Agreement, a complete and accurate list of the names of the Specified Business Employees, including their (i) job title, (ii) annual base salary (or hourly wage rate, as applicable), (iii) date of hire, (iv) business location, (v) target commission, bonus and incentive entitlements and (vi) identifying which Specified Business Employees are absent from active employment on approved leave and their anticipated date of return to active employment. As of the date of this Agreement, no employee of Seller actively employed in the Specified Business at any time during the previous 30 days has terminated his or her employment with, or discontinued providing services for, the Specified Business, and no Specified Business Employee has expressed any written intention to terminate his or her employment with, or discontinue providing services for, the Specified Business within the 12-month period following the Closing.

(b)    Seller is not a party to any labor or collective bargaining Contract that pertains to any Specified Business Employees. There are no, and during the past five years have been no, organizing activities or collective bargaining arrangements that could affect the Specified Business pending or under discussion with any Specified Business Employees or any labor organization. There is no, and during the past five years there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to Seller’s Knowledge, threatened against or affecting the Specified Business or Seller in connection with the Specified Business. Seller has not breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract affecting any Specified Business Employees. There are no pending or, to Seller’s Knowledge, threatened union grievances or union representation questions involving any Specified Business Employees.

(i)    Seller is and during the past five years has been in compliance in all material respects with all Laws respecting employment applicable to the Specified Business Employees and in connection with the Specified Business, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. Seller has not in the past five years been alleged to have engaged in any unfair labor practice involving the Specified Business Employees and in connection with the Specified Business, as defined in the National Labor Relations Act. No unfair labor practice charge or administrative complaint is pending or, to Seller’s Knowledge, threatened against Seller by any Specified Business Employees and in connection with the Specified Business before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

(ii)    Seller has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from Specified Business Employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor in connection with the Specified Business. Seller has paid in full to all Specified Business Employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf thereof.

(iii)    Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to or affecting Specified Business Employees or employment practices in connection with the Specified Business. Neither Seller nor any of its executive officers has received within the past five years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Specified Business Employees and, to Seller’s Knowledge, no such investigation is in progress.

(iv)    As of the date of this Agreement, in the past five years, (i) no allegations of workplace sexual harassment, discrimination or other similar misconduct have been made, initiated, filed or, to Seller’s Knowledge, threatened against any current or former employees of the Specified Business in their capacities as such in connection with the Specified Business, (ii) to Seller’s Knowledge, no incidents of any such workplace sexual harassment, discrimination or other similar misconduct have occurred, and (iii) Seller in connection with the Specified Business has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or other similar misconduct by any current or former employees or independent contractors of the Specified Business.

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

4.1    Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Purchaser is not in violation of any of the provisions of its certificates or certificate of incorporation or bylaws, each as amended to date.

4.2    Authority. Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Purchaser will be a party will have been, duly executed and delivered by Purchaser and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Purchaser will be a party will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

4.3    No Conflict; Required Filings and Consents.

(a)    The execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which Purchaser will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)    conflict with or violate the certificate of incorporation or bylaws of Purchaser;

(ii)    conflict with or violate any Law applicable to Purchaser; or

(iii)    result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Purchaser is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of Purchaser to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b)    Except as required under the HSR Act or other Antitrust Laws, Purchaser is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Entity in connection with the execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby.

4.4    Financing. Purchaser has, and at the Closing shall have, sufficient funds, funding options and existing liquidity facilities to permit Purchaser to consummate the transactions contemplated by this Agreement and the Ancillary Agreements which shall take place at the Closing, and with respect to the payment of Milestone Payments, if and when such Milestone Payments are due, Purchaser projects that it will have sufficient funds, funding options and existing liquidity facilities to permit Purchaser to pay each Milestone Payment as and when payable.

4.5    Solvency. Immediately after giving effect to the transactions contemplated hereunder, Purchaser shall be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated hereunder, Purchaser shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser.

4.6    Other Assets. Purchaser does not, nor does any of its respective “associates” or “affiliates” (each as defined in 16 CFR 801.1(d)) hold, directly or indirectly, voting securities or non-corporate interests (as “hold,” “voting securities” and “non-corporate interest” are defined under 16 CFR 801) of any entity that competes or may compete in the future with the Specified Business or any of the Purchased Assets to the extent that any such holdings would reasonably be expected to lead antitrust or competition authorities to investigate the transactions contemplated by this Agreement or to prevent or materially delay the expiration or termination of any waiting period, under any Antitrust Laws in connection with the transactions contemplated by this Agreement.

4.7    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

4.8    Litigation. As of the date of this Agreement, there is no legal proceeding pending (or, to the knowledge of Purchaser, being threatened in writing) against Purchaser that would, or would be reasonably likely to delay, restrain, prevent, enjoin or otherwise prohibit the execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which it will be a party or consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

5.	COVENANTS

5.1    Conduct of Business Prior to the Closing. Between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement pursuant to Section 9, except as set forth on Section 5.1 of the Disclosure Schedules, as otherwise required or contemplated by this Agreement or any Ancillary Agreement, as required by applicable Law (including COVID-19 Measures) or any Specified Contract, or consented to by Purchaser in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall use commercially reasonable efforts to cause the Specified Business to be conducted in the ordinary course of business and to (i) preserve substantially intact the Specified Business; and (ii) maintain satisfactory relationships with its material suppliers and other Third Parties with which the Specified Business have significant business relations; provided, however, that Seller shall be under no obligation to enter into any agreements (other than those expressly contemplated by this Agreement) in order to comply with the foregoing. It is acknowledged and agreed that any reasonable COVID-19 Measure adopted in good faith by Seller in response to the effects of COVID-19 will not be deemed to violate or breach the foregoing obligations; provided, further, however, that that no action taken by Seller or its Specified Affiliates with respect to matters explicitly permitted by an exception to any of Section 5.1(a) through (f) will be a breach of this sentence. In furtherance and not in limitation of the foregoing, between the date of this Agreement and the Closing Date, neither Seller nor any of the Specified Affiliates shall do or propose to do, directly or indirectly, any of the following in connection with the Specified Business or the Purchased Assets except as set forth on Section 5.1 of the Disclosure Schedule, as otherwise required by this Agreement or any Ancillary Agreement, as required by applicable Law (including COVID-19 Measures) or any Specified Contract, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)    issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (other than Permitted Encumbrances) any Purchased Assets (other than Products sold or disposed of in the ordinary course of business and non-exclusive licenses granted to Third Party service providers of Seller or its subsidiaries in connection with provision of services in the ordinary course of business);

(b)    enter into, amend, modify or consent to the termination of, or waive any material right under, any Material Contract that is, or would be, a Specified Contract, or amend, waive, modify or consent to the termination of Seller’s rights thereunder; provided, that Seller shall be permitted to enter into, amend, modify, extend, renew or terminate any Material Contract (or series of related Material Contracts) of the type or in the categories set forth on Section 5.1(b) of the Disclosure Schedules in the ordinary course of business;

(c)    other than as permitted in clause (b), cancel, compromise, waive or release any material right, claim or Action relating to the Specified Business or the Purchased Assets;

(d)    permit the lapse of any existing policy of insurance relating to the Specified Business or the Purchased Assets without the purchase of a substantially similar policy;

(e)    commence or settle any Action relating to the Specified Business, the Purchased Assets or the Assumed Liabilities other than good-faith disputes in the ordinary course of business;

(f)    permit the lapse of any patent, patent application, Domain Name or trademark registration or application that constitutes Owned Product IP without first filing a substitute therefor;

(g)    (i) delay the payment of any amounts owed to Transferring Employees, contractual obligations, accounts payable or other similar liabilities that would otherwise become Assumed Liabilities or (ii) reduce inventories other than sales of Product inventory in the ordinary course of business;

(h)    (i) make, revoke or change any Tax election or method of accounting with respect to Taxes, (ii) file any Return (other than in the ordinary course of business and consistent with past practice and applicable Law) or amend any Return, (iii) enter into any closing agreement, (iv) commence, settle or compromise any Tax claim or assessment, (v) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes (other than extensions or waivers resulting from extensions of time to file Returns that are routinely granted in the ordinary course of business), (vi) grant any power of attorney with respect to Taxes, or (vii) enter into any Tax allocation, sharing, indemnity or similar agreement or arrangement; in each case to the extent such action could reasonably be expected to adversely affect the Purchaser, the Specified Business, or the Purchased Assets or increase the amount of any Assumed Liabilities; or

(i)    announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Notwithstanding the foregoing, nothing contained herein shall give to Purchaser, directly or indirectly, rights to control or direct the operations of Seller prior to the Closing, and nothing contained in this Agreement is intended to give Seller, directly or indirectly, the right to control or direct Purchaser’s operations. Prior to the Closing, each of Purchaser and Seller shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations. Purchaser’s consent shall not be required to do any of the foregoing if Seller reasonably believes that obtaining such consent may violate applicable Law.

5.2    Covenants Regarding Information.

(a)    From the date hereof through the earlier of the Closing Date and the termination of this Agreement pursuant to Section 9, Seller shall afford Purchaser and its Representatives reasonable access (subject to any applicable privileges (including attorney-client privilege), trade secrets, contractual confidentiality obligations and applicable Law) during reasonable business hours to the Purchased Assets and Seller’s Representatives, and books and records relating to the Specified Business and the Purchased Assets (excluding any information regarding Seller or its Affiliates’ employees), and shall furnish Purchaser with such operating and other data and information in connection with the Specified Business and the Purchased Assets as Purchaser may reasonably request; provided, however, that the auditors and independent accountants of Seller shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonable acceptable to such auditors or independent accountants; provided, further, that Purchaser and Seller shall cooperate in good faith to develop substitute arrangements, to the extent reasonably possible, that do not result in the loss of such privilege or violation of such applicable Law; provided, further, that except as provided in Section 5.14, Purchaser will not (without Seller’s express written approval) contact or otherwise communicate with any of the Specified Business Employees; and provided further that any such access shall be conducted at Purchaser’s expense, under the supervision of appropriate personnel of Seller and its Affiliates and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby in accordance with the terms hereof and not to interfere with the normal operation of the business of Seller and its Affiliates. For so long as any applicable COVID-19 Measures are in effect, Seller and its Affiliates shall be permitted to provide access through virtual or other remote means.

(b)    On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser access to and control of the VDR containing the agreements contained therein and all other material written documentation within the Purchased Assets in its possession or control (such information, the “Transferred Information”).

5.3    Notification of Certain Matters; Supplements to Disclosure Schedules.

(a)    Each Party shall give prompt written notice to the other Party of (i) the occurrence or non-occurrence of any change, condition or event, the occurrence or non-occurrence of which would cause a breach of a representation or warranty or covenant of such notifying Party contained in this Agreement, which breach would cause, in the case that Seller is such notified Party, any of the conditions to the obligations of Seller to consummate the transactions contemplated hereby set forth in Section 7.1 or Section 7.3, or in the case that Purchaser is such notified Party, any of the conditions to the obligations of Purchaser to consummate the transactions contemplated hereby set forth in Section 7.1 or Section 7.2, not to be satisfied, or (ii) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (iii) any Action pending or, to Seller’s Knowledge or Purchaser’s knowledge, as applicable, threatened in writing against a Party or the Parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements. The failure to deliver such notice shall not be deemed a breach of a covenant for the purposes of Section 7.

(b)    Seller shall have the right to supplement the information set forth on the Disclosure Schedules with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or that is necessary to correct any information in the Disclosure Schedules or in any representation or warranty of Seller which has been rendered inaccurate thereby promptly following discovery thereof. No such supplement, nor any information Purchaser may otherwise obtain from Seller or any other Person, shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Ancillary Agreement or have any effect for purposes of determining Seller’s satisfaction of the conditions set forth in Section 7.1 and Section 7.3 of this Agreement. The failure to deliver such supplement shall not be deemed a breach of a covenant for the purposes of Section 7.

5.4    Exclusivity.

(a)    Except as otherwise consented to by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) or in connection with a merger, consolidation or sale of substantially all of Seller’s business (a “Seller Change of Control”) (provided, that in connection with a Seller Change of Control, Seller shall cause this Agreement to be contractually assumed or assumed by operation of law), Seller agrees that prior to the Closing (or, if applicable, the termination of the Agreement in accordance with its terms), Seller shall not, and shall take all action necessary to ensure that none of its subsidiaries or any of their respective Representatives shall, and shall not authorize its subsidiaries or any of their respective Representatives to, directly or indirectly:

(i)    solicit, initiate, consider, encourage or accept any other proposals or offers from any Person relating to any direct or indirect acquisition or purchase of all or any portion of the Specified Business or the Purchased Assets, whether effected by sale of assets, sale of stock, merger or otherwise, other than (i) as expressly permitted by Section 5.1, (ii) inventory of the Products sold or disposed of in the ordinary course of business or (iii) non-exclusive licenses granted to Third Party service providers of Seller or its subsidiaries in connection with provision of services in the ordinary course of business; or

(ii)    participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, knowingly facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

(b)    Seller shall notify Purchaser promptly, but in any event within two Business Days, orally and in writing if any such proposal or offer, or any inquiry with respect to the same, with respect to the Specified Business or Purchased Assets is made. Any such notice to Purchaser shall indicate in reasonable detail the terms and conditions of such proposal offer or inquiry.

5.5    Confidentiality.

(a)    The provisions of the Confidentiality Agreement are hereby ratified, confirmed and agreed to as though fully set forth herein and shall remain in effect until the Closing, at which point the Parties shall cause the Confidentiality Agreement to be amended and terminated to be of no further force or effect. In the event that this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect.

(b)    From and after the Closing:

(i)    all Confidential Information exclusively relating to the Products or the Specified Business, or disclosed by Purchaser (or its Affiliates or representatives) (“Purchaser Confidential Information”) shall be used by Seller or its Affiliates solely as required to (A) perform its obligations or exercise or enforce its rights under this Agreement or any Ancillary Agreement or (B) comply with applicable Law (including in connection with any legal, regulatory, judicial or administrative process) (each of (A) and (B), a “Seller Permitted Purpose”), and for no other purpose. For a period of five years after the Closing Date, Seller shall not disclose, or permit the disclosure of, any of the Purchaser Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with any Seller Permitted Purpose.

(ii)    all Confidential Information relating to Seller (or its Affiliates or representatives), including its contractors, suppliers, vendors, distributors and similar third parties (the “Seller Confidential Information”) shall be used by Purchaser solely as required to (A) perform its obligations or exercise or enforce its rights under this Agreement or any Ancillary Agreement, or (B) comply with applicable Law (including in connection with any legal, regulatory, judicial or administrative process) (each of (A) and (B), a “Purchaser Permitted Purpose”), and for no other purpose. For a period of five years after the Closing Date, Purchaser shall not disclose, or permit the disclosure of, any Seller Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with a Purchaser Permitted Purpose. Purchaser shall treat, and will cause its Affiliates and the representatives of

Purchaser or any of its Affiliates to treat, the Seller Confidential Information as confidential, using the same degree of care as Purchaser normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

(iii)    “Confidential Information” means (A) all information disclosed by one Party (or its representatives or Affiliates) (collectively, the “Disclosing Party”) to the other Party (or its representatives or Affiliates) (collectively, the “Receiving Party”) (x) in connection with this Agreement or any Ancillary Agreement or (y) under the Confidentiality Agreement, and (B) all memoranda, notes, analyses, compilations, studies and other materials prepared by or for the Receiving Party to the extent containing or reflecting the information in the preceding clause (A). Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by competent written documentation:

(1)    was already known to the Receiving Party or its Affiliates, other than (x) under an obligation of confidentiality, at the time of disclosure by the Disclosing Party or (y) by Seller with respect to the Products or the Specified Business;

(2)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(3)    became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party other than through any act or omission of the Receiving Party in breach of this Agreement or the Confidentiality Agreement;

(4)    is subsequently disclosed to the Receiving Party by a third party without obligations of confidentiality with respect thereto; or

(5)    is subsequently independently discovered or developed by the Receiving Party without the aid, application or use of Disclosing Party’s Confidential Information.

5.6    Consents and Filings.

(a)    Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including: (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from any Governmental Entity and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Entity in connection with any Antitrust Law, (ii) the obtaining of all necessary Consents, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b)    Prior to the Closing, Seller shall use commercially reasonable efforts to obtain the Consents set forth on Section 5.6(b) of the Disclosure Schedules.

(c)    In furtherance and not in limitation of the foregoing, each of Seller and Purchaser agree to promptly take, and cause their respective Affiliates to take, all actions and steps reasonably requested or required by any Governmental Entity as a condition to granting any consent, permit, authorization, waiver, clearance or approval, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, of the FTC or DOJ, or other Governmental Entities of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the transactions contemplated by this Agreement, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or termination of the waiting period under the HSR Act or other Antitrust Laws, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Entities under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any order in any Legal Proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date; provided, that neither Seller nor Purchaser shall be required to do any of the following: (i) negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of Purchaser or Seller or any of their respective subsidiaries, (ii) terminating existing relationships, contractual rights or obligations of Purchaser or Seller or any of their respective subsidiaries, (iii) terminating any venture or other arrangement, (iv) creating any relationship, contractual rights or obligations of Purchaser or Seller or any of their respective subsidiaries, (v) effectuating any other change or restructuring of Purchaser or Seller or any of their respective subsidiaries, and (vi) otherwise taking or committing to take any actions with respect to the businesses, product lines or assets of Purchaser or Seller or any of their respective subsidiaries. The Parties shall defend through litigation on the merits any claim asserted in court by any party, including any Governmental Entity, under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing by the End Date.

(d)    Subject to the terms and conditions of this Agreement, each of the Parties hereto shall (and shall cause their respective Affiliates, if applicable, to) promptly, but in no event later than 10 Business Days after the date hereof (or such later date as may be agreed in writing between antitrust counsel for each Party), make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the transactions contemplated by this Agreement;

(e)    Without limiting the generality of anything contained in this Section 5.6, during the pre-Closing period, each Party hereto shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation or Legal Proceeding brought by a Governmental Entity or brought by a third party before any Governmental Entity, in each case, with respect to the transactions contemplated by this Agreement, (iii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Entity in connection with any such request, inquiry, investigation or Legal Proceeding, (v) promptly furnish to the other Party, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of document, communications or materials provided to or received from any Governmental Entity in connection with any such request, inquiry, investigation, action or Legal Proceeding (documents provided pursuant to this Section 5.6 may be redacted (A) as necessary to comply with contractual arrangements, (B) as necessary to address privilege concerns and (C) to remove references concerning the valuation of the Specified Business or Purchased Assets), (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, and to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding and (vii) except as may be prohibited by any Governmental Entity or by applicable Law, in connection with any such request, inquiry, investigation or Legal Proceeding in respect of the transactions contemplated by this Agreement, each Party shall provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or Legal Proceeding. Each Party shall supply as promptly as practicable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Entity, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials received by any Party or any of their respective subsidiaries from any Governmental Entity in connection with such applications or filings for the transactions contemplated by this Agreement. Purchaser shall pay all filing fees under the HSR Act and for any filings required under foreign Antitrust Laws, but Seller shall bear its own costs for the preparation of any such filings. Neither Party shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act, or pull and refile under the HSR Act, or other applicable Antitrust Laws, without the prior written consent of the other Party.

(f)    Purchaser shall not, before the Closing, acquire or enter into any agreement to acquire, or announce any acquisition of any company, business or assets, that competes with or may compete with the Specified Business, without the prior written approval of Seller. Purchaser further agrees that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, license, purchasing a substantial portion of the assets of or equity in any Person or by any other manner or engage in any other transaction or take any other action, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction or action would reasonably be expected to (i) impose a material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a Governmental Entity necessary to consummate the transactions contemplated by this Agreement, including any approvals and termination or expiration of waiting periods pursuant to the HSR Act or any other Antitrust Law or other applicable Law, (ii) materially increase the risk of any Governmental Entity entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement or (iii) otherwise materially delay or impede the consummation of the transactions contemplated by this Agreement.

(g)    Seller shall (i) retain Seller’s auditors (at Purchaser’s expense) to provide Purchaser with the financial statements of Seller and its subsidiaries that are required to satisfy Purchaser’s reporting obligations under applicable federal securities Laws (collectively, the “Required Financial Statements”) , including financial statements that are required for Purchaser to prepare an audited consolidated balance sheet, statement of income, statement of cash flows and statement of stockholders’ equity, and any additional disclosures required by Regulation S-X under the Securities Act of 1933, as amended (“Regulation S-X”), of the Specified Business, in compliance with Regulation S-X, as of and for the fiscal year ended each of December 31, 2021 and December 31, 2022 and an unaudited consolidated balance sheet, statement of income, statement of cash flows and statement of stockholders’ equity, and any additional disclosures required by Regulation S-X of the Specified Business, in compliance with Regulation S-X, for each of the stub periods so required, and (ii) use its reasonable best efforts to cause such auditors to consent to the inclusion of such Required Financial Statements in Purchaser’s filings where required under applicable federal securities Laws, including by providing such auditors with a reasonable and customary representation letter in connection therewith, in the case of each of (i) and (ii) only with respect to the time periods and deliverables set out in the illustrative schedule on Schedule 5.6(g) unless otherwise required by United States generally accepted accounting principles and practices as in effect from time to time.

5.7    Public Announcements. The Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither Party shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby prior to obtaining the other Party’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be required to the extent disclosure may be required by or advisable under applicable Law, including applicable securities Laws, or the listing requirements of any exchange on which securities of such Party are listed or traded; provided, that the disclosing Party will, unless impracticable, promptly provide the other Party with written notice of such press release or public statement and consider any comments in good faith. Each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is consistent with prior public disclosures or public statements approved pursuant to this Section 5.7 and which do not reveal nonpublic information about the other Parties.

5.8    Books and Records. From and after the Closing Date, Purchaser shall preserve and retain all books and records relating to the Specified Business or the Purchased Assets for the longer of (i) seven years or (ii) the applicable statute of limitation. In connection therewith, from and after the Closing Date, Purchaser shall make available to Seller, during normal business hours and upon reasonable prior written notice, access to such books and records relating to the Specified Business or the Purchased Assets necessary to permit Seller or its Affiliates to respond to any Third Party subpoena, examination or audit.

5.9    Control of the Business. Purchaser will have no right to control the Specified Business prior to the Closing, including that Purchaser will have no right or power to (i) bind or commit, or to act as an agent, employee or legal representative of Seller or the Specified Affiliates or (ii) control the activities and operations of Seller or the Specified Affiliates.

5.10    Accounts Receivable. The Parties acknowledge and agree that all Accounts Receivable outstanding on the Closing Date shall remain the property of Seller or its Affiliates and shall be collected by Seller or its Affiliates subsequent to the Closing. In the event that, subsequent to the Closing, Purchaser or an Affiliate of Purchaser receives any payments from any obligor with respect to an Account Receivable, then Purchaser shall, within 30 days of receipt of such payment, remit the full amount of such payment to Seller. In the event that, subsequent to the Closing, Seller or any of its Affiliates receive any payments from any obligor with respect to an account receivable owed by a third party to Purchaser or any of its Affiliates arising from sales of any Product after the Closing Date, then Seller shall, within 30 days of receipt of such payment, remit the full amount of such payment to Purchaser. In the case of the receipt by Seller of any payment from any obligor of both Seller and Purchaser, then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Seller with the excess, if any, remitted to Purchaser.

5.11    Transfer of Regulatory Materials; Interim Responsibility.

(a)    Promptly following the Closing, Seller will assign to Purchaser any and all Regulatory Materials, except for any such Regulatory Materials that Purchaser requests in writing not to be assigned.

(b)    Promptly following the Closing Date and in accordance with the Transition Services Agreement, Seller shall (i) send letters (in form and substance satisfactory to Purchaser) to the applicable Regulatory Authorities indicating that the Specified Authorizations are transferred to Purchaser and that Purchaser is the new owner of the Specified Authorizations as of the Closing Date, and (ii) provide to Purchaser a copy of said letters.

(c)    Promptly after the Closing Date and in accordance with the Transition Services Agreement, the Parties will cooperate in transferring the Specified Authorizations to Purchaser. Prior to the Closing, the Parties will engage in planning to determine procedures to ensure a smooth transition from Seller to Purchaser of all of the activities required to be undertaken by the Specified Authorizations holder, including annual reports to FDA, handling and tracking of complaints, and communications with investigators.

(d)    Until the Specified Authorizations have been transferred to Purchaser and in accordance with the Transition Services Agreement, Seller shall be responsible for maintaining such Specified Authorizations and using the same degree of care that it has historically used with respect to such Specified Authorizations in the conduct of its own business; provided, that Seller shall allow Purchaser to review any submissions or communications to Regulatory Authorities with respect to such Specified Authorizations and that any such submissions or communications shall be reasonably acceptable to Purchaser. After such transfer, Purchaser will assume all responsibility for the Specified Authorizations, at Purchaser’s sole cost and expense. Following the Closing, as specified in the Transition Services Agreement, each party shall cooperate with the other in making and maintaining all regulatory filings that may be necessary in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreement.

(e)    Following the Closing, in accordance with the Transition Services Agreement, Seller will transfer to Purchaser, at no additional cost to Purchaser, all documented Clinical Data and Product Know-How in its possession and control, and Seller will, to the extent any such Clinical Data and Product Know-How exists in a form suitable for electronic transfer, make any transfer electronically.

5.12    Communication with Agencies. Until the Regulatory Materials are transferred to Purchaser following the Closing, Seller shall have responsibility for all communications with the FDA relating to the Products. After such transfer has been completed, Purchaser shall have responsibility for all such communications. Following the Closing, Seller shall promptly provide Purchaser with copies of any communications or contacts it sends to or receives from any other Governmental Entity concerning the Products.

5.13    Adverse Experience Reporting. Until no later than May 31, 2024, Seller shall be responsible for performing the pharmacovigilance activities (specifically, adverse experience and safety reporting activities) as conducted by Seller prior to Closing with respect to Cholbam (cholic acid) and, solely with respect to developmental activities, Chenodal (chenodiol), in each case in accordance with the Pharmacovigilance Agreement (the “Pharmacovigilance Activities”) that pertain to the Products in compliance with the requirements of applicable Law; provided, that Seller shall provide Purchaser with an opportunity to review and comment on any expedited safety reports for the Products prior to submitting such safety reports to Regulatory Authorities. After the Pharmacovigilance Activities are transferred to Purchaser pursuant to the Pharmacovigilance Agreement and in compliance with applicable Law, Purchaser shall assume such responsibility; provided, that Purchaser shall receive from Seller any Regulatory Materials with respect to the Products that are required for Purchaser to assume responsibility for the Pharmacovigilance Activities pursuant to the Pharmacovigilance Agreement. Purchaser and Seller shall meet prior to the Closing Date to determine mutually agreeable procedures and relevant roles and responsibilities to ensure continuity in Pharmacovigilance Activities, which shall be documented in the Pharmacovigilance Agreement.

5.14    Employee Matters.

(a)    Except as specifically provided in this Section 5.14: (i) Purchaser shall not adopt, become a sponsoring employer of, or have any liabilities or obligations under or with respect to the Employee Plans, and Seller shall be solely responsible for any and all such liabilities and obligations that have been incurred or may be incurred; (ii) Seller shall be solely responsible for any and all liabilities under any Employee Plan arising out of the employment of Specified Business Employees who do not become Transferring Employees (as defined below), whether such liabilities arise before, on or after the Closing Date; and (iii) Seller shall be solely responsible for any and all liabilities incurred prior to the Closing Date under any Employee Plan arising out of or relating to the employment of any Transferring Employee.

(b)    Notwithstanding the foregoing and subject to Seller’s obligations under the Transition Services Agreement, Purchaser will have no obligation to continue the employment of any Specified Business Employee, and Purchaser may, in its sole discretion, extend offers of employment to up to 18 of the Specified Business Employees at any time prior to the Closing Date (and such Specified Business Employees who are hired by Purchaser are referred to as the “Transferring Employees”). Such offer by Purchaser to each such Specified Business Employee will contain (i) [*]. Seller: (1) shall cooperate with and use its [*] to assist Purchaser in its efforts to secure satisfactory employment arrangements with those Specified Business Employees of Seller to whom Purchaser makes offers of employment, (2) shall terminate the employment of the Transferring Employees, effective as of the date of such Transferring Employee’s start date of employment with Purchaser and (3) shall not, in any event, provide any Specified Business Employees to whom Purchaser extends offers of employment pursuant to this Section 5.14(b) with severance or other compensation in connection with such Specified Business Employees’ separation from employment with Seller (excluding, for the avoidance of doubt, any severance, compensation, or other benefits legally required to be paid). Subject to the foregoing, with respect to Transferring Employees only, Purchaser will be solely responsible for all wages, salaries, any bonuses or incentive compensation, employment taxes, withholding taxes, and any and all vacation days, sick days, paid time off, and personal days and any other employment benefits, if applicable, accruing after the Closing Date by virtue of such Transferred Employee’s employment by Purchaser.

(c)    Seller shall comply with the requirements of the WARN Act or any similar state, provincial or local law with respect to any “plant closing” or “mass layoff,” as those terms are defined in the WARN Act or such other applicable law, which may result from Seller’s termination of the employment of any of its employees in connection with the transactions contemplated hereby through the Closing Date.

(d)    Following the Closing Date, Purchaser shall, pursuant to plans and arrangements established or maintained by Purchaser and/or its Affiliates (the “Purchaser Welfare Plans”), provide the Transferring Employees with health and welfare benefits [*]. Purchaser and its Affiliates shall, to the extent permitted by the applicable contract, use its best efforts to [*]

(e)    For purposes of determining eligibility to participate, vesting and determination of the level of benefits (but not accrual or entitlement to benefits other than severance benefit accrual where length of service is relevant) for Transferring Employees under all employee benefit plans and arrangements of Purchaser, Purchaser shall [*]

(f)    Effective as of the Closing Date, Purchaser shall establish or designate a defined contribution retirement plan eligible for qualification under Section 401(a) of the Code (the “Purchaser 401(k) Plan”). Each Transferring Employee who satisfies the eligibility requirements of the Purchaser 401(k) Plan shall become eligible to participate in the Purchaser 401(k) Plan [*]. To the extent permitted by the Purchaser 401(k) Plan, Purchaser shall use reasonable best efforts [*]. Seller shall continue to administer the Seller 401(k) Plan with respect to employees and former employees of Seller other than the Transferring Employees, and shall take all appropriate actions to make distributions under the Seller 401(k) Plan to such individuals in accordance with the terms of the Seller 401(k) Plan and the applicable provisions of the Code.

(g)    Nothing contained in this Agreement shall create any third party beneficiary rights in any Transferring Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferring Employee by Purchaser or under any benefit plan that Purchaser may maintain.

(h)    Nothing contained in this Agreement shall confer upon any Transferring Employee any right with respect to continued employment by Purchaser, nor shall anything herein interfere with the right of Purchaser to terminate the employment of any Transferring Employee at any time, with or without cause, following the effective date of his or her employment with Purchaser, or restrict Purchaser in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Transferring Employees.

5.15    Reconciliation.

(a)    For [*] after the Closing Date, either Party may notify the other Party of any assets or liabilities retained by Seller or its Affiliates that the Parties reasonably believe should have been transferred to Purchaser or its Affiliates under this Agreement as part of the Purchased Assets or Assumed Liabilities. If the Parties determine in good faith and agree that such asset or liability was intended to be part of the Purchased Assets or Assumed Liabilities, such asset or liability shall be assigned by Seller or its Affiliate to Purchaser (or one of its Affiliates designated by Purchaser) without any additional consideration.

(b)    After the Closing, (i) if the Parties determine in good faith that any asset that is not a Purchased Asset or any Excluded Liability was transferred by Seller or its Affiliates to Purchaser or its Affiliates, such asset or Excluded Liability shall be promptly transferred back to Seller (or one of its Affiliates designated by Seller) without the payment of any additional consideration and (ii) if the Parties determine in good faith that any Purchased Asset or any Assumed Liability is held by Seller or its Affiliates, such Purchased Asset or Assumed Liability shall be promptly transferred to Purchaser (or one of its Affiliates designated by Purchaser) without the payment of any additional consideration.

5.16    Non-Competition; Non-Solicitation.

(a)    For a period of [*] following the Closing, Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly through any Person or contractual arrangement:

(i)    engage in [*]; provided, however, that Seller and any of its controlled Affiliates, may, without violating this Section 5.16(a)(i) own, as a passive investment, shares of capital stock of a publicly held corporation that engages in Competing Business if (i)(A) such shares are actively traded on an established national securities market and (B) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by Seller and its controlled Affiliates collectively represent less than three percent of the total number of shares of such corporation’s outstanding capital stock, or (ii) such shares are owned through a private equity or similar fund which such Seller or its controlled Affiliates do not control or act on the advisory board or as an officer, director or principal of the manager or general partner;

(ii)    solicit or recruit or hire any Transferring Employee; provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Transferring Employees or (B) Seller or any of its Affiliates from soliciting, recruiting or hiring any Transferring Employee who has ceased to be employed or retained by Seller, Purchaser or any of their respective Affiliates; or

(iii)    solicit Competing Business from any customer of Seller, Purchaser or any of their respective controlled Affiliates, in each case as of the Closing Date (a “Customer”) or refer Competing Business from any Customer to any Person or be paid commissions based on Competing Business sales received from any Customer by any Person; provided, that the foregoing shall not prohibit any referral of business by Seller to Purchaser. For avoidance of doubt, nothing in this Section 5.16(a)(iii) shall in any way restrict Seller with respect to non-Competing Business.

(b)    In the event of a Seller Change of Control during the period of [*] following the Closing, the restrictions set forth in Section 5.16(a)(i) and (iii) shall not apply to any Competing Business of the Third Party that is the acquirer in such Change in Control or to any Competing Business of the Affiliates of such Third Party (other than Seller and its pre-existing controlled Affiliates) (collectively, the “Acquiring Parties”) that exist prior to the closing of such Change in Control (“Pre-Existing Competing Business”), provided, that no Purchaser Confidential Information is used by such Acquiring Parties in connection with the Pre-Existing Competing Business other than as authorized in writing, directly or indirectly, by Purchaser or any of its Affiliates.

(c)    If a Third Party with a Pre-Existing Competing Business becomes an controlled Affiliate of Seller, whether through a merger, consolidation, acquisition, or other similar transaction, and such transaction does not result in a Seller Change of Control, then Seller and its new controlled Affiliate shall have [*] from the closing date of such transaction to wind down or complete the divestiture of such Pre-Existing Competing Business, and Seller’s and such new controlled Affiliate’s conduct of the Pre-Existing Competing Business during such [*] period shall not be deemed a breach of the restrictions set forth in Section 5.16(a)(i) and (iii), provided, that no Purchaser Confidential Information is used by Seller and such new controlled Affiliate in connection with the Pre-Existing Competing Business other than as authorized in writing, directly or indirectly, by Purchaser or any of its Affiliates. The requirement to wind down or complete the divestiture of such Pre-Existing Competing Business under this Section 5.16(c) shall expire [*] after the Closing.

(d)    Seller acknowledges that the covenants of Seller set forth in this Section 5.16 are an essential element of this Agreement and that any breach by Seller of any provision of this Section 5.16 will result in irreparable injury to Purchaser. Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, Purchaser shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.16 are reasonable and proper to protect the legitimate interest of Purchaser.

(e)    If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.16 are unreasonable, it is the intention and the agreement of the Parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Purchaser the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.16 because taken together they are more extensive than necessary to assure to Purchaser the intended benefits of this Agreement, it is expressly understood and agreed by the Parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

5.17    ALGS Right of First Negotiation.

(a)    If during the period commencing on the Closing and expiring upon the second anniversary of the Closing, Seller (or any of its Affiliates) determines that it is interested in entering into an arrangement with a Third Party to sell or license Commercialization rights (excluding Commercialization rights granted to Third Parties performing services in connection with the Commercialization efforts of Seller or any of its Affiliates) to any programs that are created as a result of Seller’s [*], Seller (or any of its Affiliates, as applicable) shall give Purchaser a right of first negotiation to acquire or license such Acquisition Target as follows:

(b)    Seller shall give written notice to Purchaser of its (or any of its Affiliates’) interest in selling or licensing an Acquisition Target and specify the program the Acquisition Target represents. Purchaser shall have 30 days after receipt of such notice to elect to enter into negotiations for an arrangement with respect to such Acquisition Target by delivering written notice to Seller within such period. If Purchaser declines to pursue negotiations or does not reply to Seller’s notice within the 30-day period, Seller (or any of its Affiliates, as applicable) shall be free to negotiate and enter into an arrangement with respect to such Acquisition Target with a Third Party, and Seller shall have no further obligations with respect to such Acquisition Target under this Agreement.

(c)    If Purchaser exercises its negotiation rights in accordance with Section I5.17(b), then for an additional three-month period, Seller shall conduct good faith negotiations on an exclusive basis with Purchaser and facilitate reasonable due diligence investigations by Purchaser with respect to the Acquisition Target. If the parties have not reached an agreement at the end of such three-month period, Purchaser shall give Seller a written notice setting forth Purchaser’s final offer to purchase or license the Acquisition Target setting forth the purchase price for the Acquisition Target and all other material terms of its offer (the “Final Offer”). If Seller (or any of its Affiliates, as applicable) rejects the Final Offer, it shall thereafter be free to negotiate and enter into an arrangement with respect to such Acquisition Target with a Third Party, and Seller shall have no further obligations with respect to such Acquisition Target under this Agreement.

(d)    Seller’s obligations under this Section 5.17 shall expire upon a Seller Change of Control.

6.	TAX MATTERS

6.1    Transfer Taxes. Purchaser and Seller shall each bear one half of sales, value added, transfer, stamp, registration, documentary, real property transfer, personal property transfer or similar Taxes incurred as a result of the transactions contemplated hereby (“Transfer Taxes”). For the avoidance of doubt, “Transfer Taxes” shall not include any Taxes based on income or any withholding Taxes. The Party customarily responsible under applicable Law shall file all related Returns, and the non-preparing Party shall cooperate in duly and properly preparing, executing, and filing any certificates or other documents required to be filed in connection with such Transfer Taxes. The Parties agree to cooperate and to take all actions including the delivery of resale certificates to the extent applicable, reasonably necessary to reduce or eliminate any Transfer Taxes.

6.2    Purchase Price Allocation. The Parties agree that the Purchase Price, the Assumed Liabilities and any other relevant items or adjustments (and all other capitalized costs)

will be allocated among the Purchased Assets in a manner consistent with Section 1060 of the Code, the regulations promulgated by the U.S. Department of Treasury thereunder, and the principles set forth in Schedule 6.2. Following the Closing Date, Seller will prepare and deliver to Purchaser a draft allocation schedule (the “Proposed Allocation Schedule”). Purchaser shall be entitled to propose to Seller any reasonable changes (such proposal, an “Allocation Objection Notice”) to the Proposed Allocation Schedule within 20 days of the receipt thereof. If Purchaser does not timely file an Allocation Objection Notice, such Proposed Allocation Schedule shall be deemed the “Final Allocation Schedule”. If Purchaser timely delivers an Allocation Objection Notice to Seller, Purchaser and Seller agree to negotiate in good faith to agree upon the Proposed Allocation Schedule, and the allocation as agreed to in writing by the Parties shall be deemed the Final Allocation Schedule. Unless otherwise required by applicable Law, all Returns filed, and Tax positions taken, by Purchaser and Seller will be consistent with such Final Allocation Schedule. If the values set forth on the Final Allocation Schedule are disputed by any Tax authority, as between Purchaser and Seller, the Party receiving notice of such dispute promptly will notify the other Party concerning the existence of such dispute and the Parties will consult with each other with respect to all issues related to the Final Allocation Schedule in connection with such dispute.

6.3    Straddle Periods. All real property Taxes, personal property Taxes and similar ad valorem Taxes levied with respect to the Specified Business or the Purchased Assets for a Straddle Period shall be apportioned between Seller and the Purchaser as of the Closing based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

6.4    Tax Cooperation. In connection with the preparation and filing of Returns, or the preparation for or defense against any audits, examinations or any other proceedings relating to Taxes with respect to the Specified Business or the Purchased Assets, the Parties will cooperate on a reasonable basis with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required and in such manner as not to interfere unreasonably with the conduct of the Specified Business or any other businesses of the Purchaser or Seller), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns and the conduct of such audits, examinations or other proceedings.

7.	CONDITIONS TO CLOSING

7.1    Mutual Conditions. The respective obligations of Purchaser and Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either Party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such Party):

(a)    Regulatory Approvals. Any waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have expired or been earlier terminated.

(b)    No Injunction or Prohibition. There shall not have been issued by any court of competent jurisdiction and remain in effect any Order, (temporary, preliminary or permanent) preventing the consummation of the transactions contemplated hereby, nor shall any applicable Law or Order promulgated, entered, enforced, enacted, issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity be in effect which, directly or indirectly, prohibits or makes illegal the consummation of the transactions contemplated hereby.

7.2    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Seller in its sole discretion:

(a)    Representations and Warranties. (i) The representations and warranties (other than Fundamental Representations) of Purchaser contained in this Agreement shall be true and correct when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a material adverse effect on the ability of Purchaser to timely comply with its covenants under this Agreement and timely consummate the transactions contemplated by this Agreement, and (ii) the Fundamental Representations of Purchaser contained in this Agreement shall be true and correct in all but de minimis respects when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all but de minimis respects as of such specified date.

(b)    Performance of Covenants. Purchaser shall have materially performed all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed by Purchaser prior to or at the Closing.

(c)    Closing Certificate. Seller shall have received from Purchaser a certificate to the effect set forth in Section 7.2(a) and Section 7.2(b), signed by an executive officer thereof.

(d)    Delivery of Consideration. Seller shall have received the cash payment referred to in Section 2.7(b)(i).

(e)    Deliveries. Seller shall have received an executed copy of each of the documents listed in Section 2.7(b).

7.3    Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Purchaser in its sole discretion:

(a)    Representations and Warranties. (i) The representations and warranties (other than Fundamental Representations) of Seller contained in this Agreement shall be true and correct when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, except (A) in the case of the standard for what constitutes a defined term hereunder and the use of such defined term herein and (B) in the case of exceptions or exclusions to representations and warranties listed in the Disclosure Schedules), except where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a Material Adverse Effect, and (ii) (A) the Fundamental Representations of Seller contained in this Agreement that are qualified by “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties, shall be true and correct in all respects when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects as of such specified date and (B) all other Fundamental Representations of Seller contained in this Agreement shall be true and correct is all but de minimis respects when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all but de minimis respects as of such specified date.

(b)    Performance of Covenants. Seller shall have materially performed all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed by Seller prior to or at the Closing.

(c)    Closing Certificate. Purchaser shall have received from Seller a certificate to the effect set forth in Section 7.3(a) and Section 7.3(b), signed by an executive officer thereof.

(d)    Deliveries. Purchaser shall have received an executed copy of each of the documents listed in Section 2.7(d).

(e)    Third Party Consents. All Consents from Third Parties set forth on Schedule 7.3(e), shall have been received and shall be satisfactory in form and substance to Purchaser in its sole discretion.

8.	INDEMNIFICATION

8.1    Survival.

(a)    All of the representations and warranties of Seller and Purchaser set forth in this Agreement and in any certificate delivered pursuant to this Agreement shall (i) survive the Closing and (ii) terminate and expire, and, will cease to be of any force or effect, at 5:00 p.m. (Pacific time) on the day that is [*] following the Closing Date (the “Expiration Date”), provided, however, that (A) the representations and warranties set forth in Sections 3.1 and 4.1 relating to organization and existence, Sections 3.2 and 4.2 relating to authority, Section 3.16 relating to membership interests and Sections 3.18 and 4.7 relating to broker’s fees and finder’s fees (collectively, the “Fundamental Representations”) shall survive until the close of business [*] following the expiration of the applicable statute of limitations with respect thereto (giving effect to any waiver, mitigation, or extension thereof), and (B) the representations and warranties set forth in Section 3.11 relating to Taxes shall survive until the close of business [*] following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation, or extension thereof). All covenants and agreements of Seller and Purchaser contained in this Agreement (A) that are to be performed at or prior to the Closing shall expire on the Closing Date and (B) that are to be performed following the Closing shall continue in effect and expire in accordance with their respective terms.

(b)    If the Closing occurs, neither Seller nor Purchaser shall have any liability for Losses unless a good faith written notice of a bona fide claim for indemnification pursuant to this Section 8 (a “Claim Notice”) is given by the Purchaser Indemnified Party to Seller or the Seller Indemnified Party to Purchaser prior to the expiration of the survival period for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

(c)    It is the express intent of Seller and Purchaser that, if the applicable survival period for an item as contemplated by this Section 8 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated by this Agreement. Seller and Purchaser further acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms-length negotiation among Seller and Purchaser and that they intend for the time periods to be enforced as agreed by and between Seller and Purchaser. The period of time prescribed for the commencement of any Action directly or indirectly based upon the representations and warranties of Seller set forth in this Agreement, regardless of the nature of the claims or causes of action alleged therein, and regardless of whether under this Agreement or otherwise, shall expire on the applicable expiration date if a Claim Notice with respect thereto has not properly been given.

8.2    Indemnification.

(a)    Seller shall save, defend, indemnify and hold harmless Purchaser and its Affiliates and their respective Representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties” and each, a “Purchaser Indemnified Party”) from and against, and shall compensate and reimburse each Purchaser Indemnified Party for, any and all Losses actually incurred by any Purchaser Indemnified Party as a result of or arising out of:

(i)    any breach of any representation or warranty made by Seller contained in Section 3 of this Agreement (as qualified by the Disclosure Schedule) as of the date of this Agreement or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case any breach of such representations and warranties as of such earlier date) or any certificate delivered pursuant to Section 2.7(d)(vii) as of the date of such certificate;

(ii)    any breach of any covenant or agreement by Seller contained in this Agreement; and

(iii)    any Excluded Liabilities.

(b)    Purchaser shall save, defend, indemnify and hold harmless Seller and its Affiliates and their respective Representatives, successors and assigns (collectively, the “Seller Indemnified Parties” and each, a “Seller Indemnified Party”) from and against, and shall compensate and reimburse each Seller Indemnified Party for, any and all Losses actually incurred by any Seller Indemnified Party as a result of or arising out of:

(i)    any breach of any representation or warranty made by Purchaser contained in Section 4 of this Agreement as of the date of this Agreement or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case any breach of such representations and warranties as of such earlier date) or any certificate delivered pursuant to Section 2.7(b)(viii) as of the date of such certificate;

(ii)    any breach of any covenant or agreement by Purchaser contained in this Agreement; and

(iii)    any Assumed Liabilities.

8.3    Procedures.

(a)    In respect of a claim arising out of or involving a Loss by any Person against a Purchaser Indemnified Party or a Seller Indemnified Party (such person, an “Indemnified Party” and such claim a “Third Party Claim”), such Indemnified Party shall deliver a Claim Notice in respect thereof to Seller or Purchaser, as applicable (such person, the “Indemnifying Party”) with reasonable promptness after receipt by the Indemnified Party of notice of the Third Party Claim (and in any event within ten Business Days after becoming aware of such claims), and shall provide the Indemnifying Party with (i) the specific subsection of Section 8.2 upon which the Indemnified Party is basing its claim and, if applicable, the representation and warranty or covenant alleged to have been breached by the Indemnifying Party; (ii) a reasonably detailed description of the facts and circumstances giving rise to the claim to the extent that such information is available to the Indemnified Party; and (iii) to the extent estimable, a good faith estimate of the total amount of, the Losses actually incurred or expected to be incurred by the Indemnified Party with respect to such claim ((i) through (iii) the “Claim Information”). The failure to timely deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Section 8 except to the extent that the Indemnifying Party is materially prejudiced by such failure. A party’s consent to any settlement of a Third Party Claim shall not be used as evidence of the truth of the allegations in any Third Party Claim or the merits of such Third Party Claim. Furthermore, the existence of any Third Party Claim shall not create a presumption of any indemnification obligation of any party to this Agreement or any breach of any representations, warranties or covenants set forth in this Agreement or any Ancillary Agreement.

(b)    The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within [*] days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.3(b), the Indemnified Party shall have the sole right to assume the defense of such Third Party Claim. The Party not controlling the defense of the Third Party Claim shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such party unless, in the opinion of outside counsel to the Indemnified Party, it is advisable for the Indemnified Party to be represented by separate counsel due to actual or potential conflicts of interest, in which case the Indemnified Party shall have the right to employ counsel to represent it and in that event the reasonable documented out-of-pocket fees and expenses of such separate counsel shall be deemed to be Losses in the event that Indemnifying Party is deemed to be otherwise finally determined to be liable for Losses pursuant to such Claim Notice.

(c)    The Party not controlling the Third Party Claim (the “Non-Controlling Party”) shall reasonably cooperate with the Party controlling the Third Party Claim (the “Controlling Party”) in such defense and make available to the Controlling Party all witnesses, pertinent records, materials and information in the Non-Controlling Party’s possession or under the Non-Controlling Party’s control relating thereto as is reasonably required by the Controlling Party; provided, however, that such actions and cooperation by the Non-Controlling Party will not unduly disrupt the operations of the Non-Controlling Party’s business or cause the Non-Controlling Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to Third Parties or otherwise cause any confidential information of the Non-Controlling Party to become public. The Controlling Party shall not, without the prior written consent of the Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim; provided, however, that, if an Indemnifying Party is proposing to enter into any settlement or compromise or consent to the entry of any monetary judgment with respect to such Third Party Claims, such consent of Indemnified Party shall not be required if (i) the Indemnifying Party agrees to pay or cause to be paid any amounts payable pursuant to such settlement, compromise or judgment (net of applicable baskets and deductibles set forth in Section 8.4) and such settlement, compromise or judgment includes no admission of liability by or other obligation on the part of the Indemnified Party, (ii) such settlement, compromise or judgment includes no finding or admission of liability by or other obligation or equitable remedies on the part of the Indemnified Party with respect to such Third Party Claim, and (iii) such claim, settlement, compromise or judgment includes an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim.

(d)    An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness, and shall provide the Indemnifying Party with the Claim Information and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to timely deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Section 8 except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters, including providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters; provided, however, that such actions and cooperation by the Indemnified Party will not unduly disrupt the operations of the Indemnified Party’s business or cause the Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to Third Parties or otherwise cause any confidential information of the Indemnified Party to become public. If the Indemnifying Party does not notify the Indemnified Party within 15 days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall indemnify the Indemnified Party for such Losses (or, in the case of any notice in which the Losses (or any portion thereof) are estimated, the amount of such Losses (or such portion thereof) as finally determined) subject to the limitations of this Section 8. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall indemnify the Indemnified Party for such Losses (or, in the case of any notice in which the Losses (or any portion thereof) are estimated, the amount of such Losses (or such portion thereof) as finally determined) subject to the limitations of this Section 8, without prejudice to or waiver of the Indemnified Party’s claim for the difference. If the Indemnifying Party contests the payment of all or part of the claimed amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 30 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to arbitration in accordance with the provisions of Section 10.8.

(e)    A Claim Notice shall with respect to Third Party Claims, include copies of material communications and documentation, any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, bill or other document evidencing or asserting the same.

(f)    To the extent the Indemnifying Party makes or is required to make any indemnification payment to the Indemnified Party, the Indemnifying Party will be entitled to exercise, and will be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party’s Affiliates may have against any other Person with respect to any Losses or circumstances to which such indemnification payment is directly or indirectly related. The Indemnified Party will take such actions as the Indemnifying Party may reasonably request for the purpose of enabling the Indemnifying Party to perfect or exercise the Indemnifying Party’s right of subrogation hereunder.

8.4    Limits on Indemnification.

(a)    Notwithstanding anything to the contrary contained in this Agreement: (i) no indemnification shall be available under Section 8.2(a)(i) or Section 8.2(b)(i) to any individual claim or series of related claims based on a similar set of operative facts (x) unless such claim or series of related claims is greater than $[*] (the “De Minimis Amount”) in which case Indemnified Party shall be entitled to recover for all such Losses in connection with such claim or series of related claims (including the De Minimis Amount), and (y) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $[*] (the “General Deductible”), in which case the Indemnifying Party shall be liable for the full amount of such Losses from the first dollar, and (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered from Seller arising out of or relating to the causes set forth in Section 8.2(a)(i) and Section 8.2(a)(ii) shall be an amount equal to [*]% of the Purchase Price actually received by Seller pursuant to this Agreement from time to time (the “General Cap”); provided, however, that the De Minimis Amount, General Deductible and General Cap shall not apply to Losses arising out of or relating to (A) Fraud or (B) the inaccuracy in or breach of (1) any Fundamental Representation or (2) any representation or warranty set forth in Section 3.11 relating to Taxes; provided, however, that the maximum aggregate amount of indemnifiable Losses which may be recovered from Seller arising out of or relating to the causes set forth in Section 8.2(a)(i) (other than arising out of Fraud) shall be equal to the Purchase Price actually received by Seller pursuant to this Agreement from time to time.

(b)    If an Indemnifying Party has indemnified any Indemnified Party under this Section 8 for any Losses that are actually recovered by the Indemnified Party under any policies of insurance (net of documented associated expenses and costs of recovery to the extent arising out of, related to or resulting from the relevant Losses), then the Indemnified Party will promptly reimburse the Indemnifying Party in the event of recovery by such Indemnified Party under any such insurance policy subsequent to any indemnification payment hereunder with respect thereto. Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses, which in the absence of mitigation might give rise to or increase Losses in respect of any claim under this Section 8. In the event an Indemnified Party fails to so mitigate such indemnifiable Losses, such Indemnified Party will not be able to recover the portion of such Losses that could reasonably have been avoided had such Indemnified Party made such efforts. In no event will multiple recovery for any Losses be allowed.

8.5    Tax Matters. All indemnification and other payments under this Section 8 shall, to the extent permitted by applicable Law, be treated for all income Tax purposes as adjustments to the Purchase Price.

8.6    Payments; Right of Set Off. Once the amount of Losses are agreed to by the Indemnifying Party or finally determined to be payable pursuant to this Section 8.6, the Indemnifying Party shall satisfy its obligations within 20 Business Days of such final determination by wire transfer of immediately available funds; provided, however that, subject to the limitations in this Section 8, if a Purchaser Indemnified Party is the Indemnified Party, such Purchaser Indemnified Party is expressly authorized, in its sole discretion, to, in lieu of direct payment from the Indemnifying Party pursuant to this Section 8.6, secure payment for any such Losses, through the set off of amounts owed to Purchaser in respect of Milestone Payments.

8.7    Exclusive Remedy. Except pursuant to Section 2.8, Purchaser and Seller acknowledge and agree that, from and after the Closing, this Section 8 will provide the exclusive remedy of the Purchaser Indemnified Parties against Seller and the Seller Indemnified Parties against Purchaser for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement, the certificates to be delivered under Section 2.7(b)(viii) and Section 2.7(d)(vii) or the transactions contemplated hereby. No Purchaser Indemnified Party or Seller Indemnified Party may avoid the limitations on liability, recovery and recourse set forth in this Section 8 by seeking damages for breach of contract, tort or pursuant to any other theory or liability. Nothing in this Section 8.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled to pursuant to Section 10.10.

9.	TERMINATION

9.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written consent of Purchaser and Seller;

(b)    by Seller, if Seller is not then in material breach of its obligations under this Agreement and Purchaser breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 30 days following delivery to Purchaser of written notice of such breach or failure to perform and (C) has not been waived by Seller;

(c)    by Purchaser, if Purchaser is not then in material breach of its obligations under this Agreement and Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 30 days following delivery to Seller of written notice of such breach or failure to perform and (C) has not been waived by Purchaser; or

(d)    by either Seller or Purchaser if the Closing shall not have occurred by October 16, 2023 (the “End Date”), unless as of such date, any of the conditions set forth in Section 7.1(a) or 7.1(b) (with respect to Section 7.1(b), solely to the extent such Law or Order involves, is related to, or arises under Antitrust Law) is not satisfied, in which case the End Date shall automatically be extended to April 16, 2024; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the Party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the End Date.

The Party seeking to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall deliver to the other Party a written termination notification stating that such Party is terminating this Agreement and setting forth a brief statement of the basis on which such Party is terminating this Agreement.

9.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either Party (or any of their respective officers, directors, stockholder, Affiliates, employees, agents, Representatives or advisors) except (a) for the provisions of Section 5.5 (Confidentiality), Section 5.7 (Public Announcements), Section 10 (General Provisions), and this Section 9.2 and (b) that no such termination shall relieve either Party from any liability or damages arising out of Fraud or a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the non-breaching Party shall be entitled to all rights and remedies available at law or in equity.

10.	GENERAL PROVISIONS

10.1    Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party.

10.2    Amendments. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

10.3    Waiver. No failure or delay of either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

10.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Purchaser, to:             Mirum Pharmaceuticals, Inc.

950 Tower Lane, Suite 1050

Foster City, CA 94404

Attention: General Counsel

Email: legal@mirumpharma.com

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105-0921

USA

Attention: Ryan A. Murr; Branden C. Berns

Email: rmurr@gibsondunn.com; bberns@gibsondunn.com

If to Seller, to:                 Travere Therapeutics, Inc.

3611 Valley Centre Drive, Suite 300

San Diego, CA 92130

USA

Attention: Legal Department

Email: legal@travere.com

With a copy (which shall not constitute notice) to:

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121-1117

USA

Attention: Rama Padmanabhan

Email: rama@cooley.com

10.5    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the Parties or their Representatives to the contrary, no Party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.

10.6    No Third Party Beneficiaries. Except as provided in Section 8, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

10.7    Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to any conflict of law principles.

10.8    Arbitration of Disputes.

(a)    Except as provided in Sections 2.8(g) or 10.8(e), in the event any Party has a dispute regarding the Agreement, including the interpretation, performance, application, termination or breach of this Agreement (the “Disputes”), such Party shall notify the other Party regarding the nature and terms of such Dispute. The Parties hereto shall attempt in good faith to resolve all Disputes by mutual agreement.

(b)    If any Dispute cannot be resolved by the Parties pursuant to Section 10.8(a) or otherwise within 20 days of the notice of such Dispute, then upon written demand by either Party such Dispute shall be finally settled by arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (“Rules”) in effect at the time of the arbitration, by three arbitrators appointed in accordance with the said Rules (the “Arbitral Tribunal”). Each Party shall select one arbitrator within 30 days of the commencement of arbitration, and the two Party-appointed arbitrators shall select the chairperson within 15 days of the second Party-appointed arbitrator’s appointment. If any of the three arbitrators are not selected within the time prescribed above, then JAMS shall appoint the arbitrator(s).

(c)    The procedures for arbitration pursuant to this Section 10.8 shall be as follows:

(i)    The seat, or legal place, of arbitration shall be New York, New York. The arbitration shall be conducted in the English language and any non-English-language documents presented to the Arbitral Tribunal at such arbitration shall be accompanied by an English translation thereof.

(ii)    Any award of the Arbitral Tribunal: (A) shall be in writing; and (B) shall state the reasons upon which such award is based.

(iii)    The Arbitral Tribunal shall have no authority to award punitive damages or any other damages not measured by the prevailing Party’s actual damages.

(iv)    Prior to the appointment of the Arbitral Tribunal, any Party may seek appointment of an emergency arbitrator pursuant to said rules or may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved. After the appointment of the Arbitral Tribunal, any Party may make an application to the Arbitral Tribunal seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved.

(v)    Except to the extent necessary to confirm an award or as may be required by applicable Laws, neither Party nor the Arbitral Tribunal may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.

(d)    Notwithstanding the foregoing, in addition to the right of the Parties to arbitrate Disputes in this Section 10.8, the Arbitral Tribunal shall have the power to (i) enter an award or order of specific performance to enforce the observance and performance of such covenant or agreement and (ii) grant an injunction restraining such breach or threatened breach. The non-breaching Party shall not be required to provide any bond or other security in connection with any such award, order or injunction or in connection with any arbitration or related action or proceeding. Any arbitration awards, whether preliminary or final, shall be enforceable in a court of competent jurisdiction.

(e)    Any disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Intellectual Property shall be brought in a court of competent jurisdiction, and no such claim shall be subject to arbitration pursuant to this Section 10.8, unless otherwise agreed between the Parties.

10.9    Assignment; Successors. Except as otherwise set forth in this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part by either Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void; provided, however, that Seller may, before or after the Closing, assign to any Person its right to receive all or any portion of any of the cash payments to be made hereunder by Purchaser; provided, further, that both Seller or Purchaser may assign this Agreement to any Affiliate of Seller or Purchaser, as applicable, without the prior consent of Seller or Purchaser, as applicable (provided, that such assignment shall not relieve Seller or Purchaser, as applicable, of its primary liability for its obligations hereunder or enlarge, alter or change any obligation of any other Party or due to Purchaser or Seller, as applicable) but shall provide Purchaser or Seller, as applicable, with written notice prior to such assignment; provided, further, that Seller, without the prior consent of Purchaser, may assign its rights and obligations under this Agreement and any Ancillary Agreement in connection with a Seller Change of Control; provided, further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

10.10    Specific Enforcement. The Parties agree that irreparable damage may occur and that the Parties may not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security, this being in addition to any other remedy to which any Party is entitled at law or in equity.

10.11    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

10.12    Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. This Agreement may be executed by .PDF or by other means of electronic signature (including DocuSign), and the exchange of a fully executed Agreement (in counterparts or otherwise) by electronic means in .PDF format shall in each case create a valid and binding obligation of the Party executing the same.

10.13    No Presumption Against Drafting Party. Each of Purchaser and Seller acknowledges that each Party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

10.14    AS-IS. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, ALL OF THE PURCHASED ASSETS AND ASSUMED LIABILITIES OF SELLER AND ITS AFFILIATES ARE BEING SOLD AND TRANSFERRED TO PURCHASER ON AN “AS IS” AND “WHERE IS” BASIS AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR USE, ARE EXCLUDED FROM THE SALE AND TRANSFER OF THE SPECIFIED BUSINESS, SPECIFIED PRODUCT, SPECIFIED ASSETS AND ASSUMED LIABILITIES OF SELLER AND ITS AFFILIATES. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY NATURE WITH RESPECT TO THE PURCHASED ASSETS AND ASSUMED LIABILITIES OF SELLER AND ITS AFFILIATES, OTHER THAN AS EXPRESSLY PROVIDED FOR HEREIN, INCLUDING WITHOUT LIMITATION, ESTIMATES, PROJECTIONS, PREDICTIONS, FORECASTS, DATA, FINANCIAL INFORMATION, MEMORANDA, PRESENTATIONS OR TO THE LEVEL OF SALES PROFITABILITY, INCOME OR FUTURE PROSPECTS. PURCHASER ACKNOWLEDGES THAT ANY FINANCIAL OR OPERATING INFORMATION RELATING TO SELLER’S OPERATION OF THE SPECIFIED BUSINESS IS CONFIDENTIAL AND WAS PROVIDED SOLELY FOR INFORMATIONAL PURPOSES AND THAT SELLER HAS NO RESPONSIBILITY WHATSOEVER TO PURCHASER WITH RESPECT TO SUCH FINANCIAL OR OPERATING INFORMATION OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT.

10.15    Investigation and No Other Representations. Purchaser acknowledges that it has conducted, to its satisfaction, an independent investigation, verification, review and analysis of the Specified Business and the Purchased Asset and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and its Affiliates for such purpose. Purchaser, together with its Representatives and advisors, has such knowledge and expertise in financial and business matters as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement and the Ancillary Agreements. Purchaser is knowledgeable about the Specified Business and the Purchased Assets and about the usual and customary practices of companies engaged in businesses similar to such business and this is able to independently evaluate its investment decision. The Parties acknowledge that no current or former stockholder, director, officer, employee, Affiliate, advisor or Representative of Seller has made or is making any representations or warranties whatsoever regarding Seller or the subject matter of this Agreement, express or implied. Except as expressly provided in Section 3, Seller has not made and is not making, and Purchaser is not relying and has not relied upon, any representations or warranties whatsoever regarding the Purchased Assets, the Specified Business, Seller or its Affiliates or the subject matter of this Agreement, express or implied. In connection with Purchaser’s due diligence investigation of Seller and its Affiliates, Purchaser and its Representatives and advisors have received and may continue to receive after the date of this Agreement from Seller or its Affiliates, and each of their stockholders, directors, officers, employees, consultants, agents, Representatives and advisors, certain estimate, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Purchased Assets, the Specified Business and their operations. Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Purchaser will have no claim against Seller, or any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, Representatives or advisors, or any other Person, with respect thereto, including as to the accuracy or completeness of any information provided. Accordingly, Purchaser hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3, neither Seller, nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, Representatives or advisors has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

10.16    Disclosure Schedules. The Disclosure Schedules have been arranged, for purposes of convenience only, as separate parts corresponding to the subsections of Section 3. The representations and warranties contained in Section 3 are subject to (a) the exceptions and disclosures set forth in the part of the Disclosure Schedules corresponding to the particular subsection of Section 3 in which such representation and warranty appears and parts of the Disclosure Schedules referenced herein are a part of this Agreement as if fully set forth herein; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Disclosure Schedules by reference to another part of the Disclosure Schedules; and (c) any exception or disclosure set forth in any other part of the Disclosure Schedules to the extent it is reasonably apparent on the face of such exception or disclosure that such exception or disclosure is intended to qualify another part of the Disclosure Schedules. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any Third Party of any matter whatsoever, including of any violation of law or breach of any agreement. The Disclosure Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Seller contained in this Agreement.

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IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

TRAVERE THERAPEUTICS, INC.

By:	/s/ Eric Dube
Name:	Eric Dube, Ph.D
Title:	President and CEO

IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER:

MIRUM PHARMACEUTICALS, INC.

By:	/s/ Christopher Peetz
Name: Christopher Peetz
Title: President and Chief Executive Officer